Exhibit 4.34

SHARE PURCHASE AGREEMENT

by and among

21VIANET GROUP, INC.

CHENGDU GUOTAO CULTURAL COMMUNICATION CO., LTD.

CHENGDU GUOTAO NETWORK TECHNOLOGY CO., LTD.

CHENGDU CHUANTAO INVESTMENT LIMITED PARTNERSHIP ENTERPRISE

SUZHOU TIANWEI ZHONGSHAN JIUDING INVESTMENT CENTER (LP)

XIAMEN HONGTAI JIUDING EQUITY PARTNERSHIP (LP)

BEIJING HANGUANG JIUDING INVESTMENT CENTER (LP)

CHENGDU EVERASSION EQUITY INVESTMENT FUND CENTER (LP)

CHENGDU ZHONGTAO INVESTMENT PARTNERSHIP (LP)

CHENGDU HETAO INVESTMENT PARTNERSHIP (LP)

LI JIA

and

SICHUAN AIPU NETWORK CO., LTD.

Dated as of May 30, 2014

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”) is entered into as of May 30, 2014 by and between:

(a) 21Vianet Group, Inc., an exempted company duly established and validly existing under the laws of Cayman Islands and with its registered address at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Buyer”);

(b) each Person listed under the column “Seller” on Schedule I hereto (each a “Seller”, and collectively the “Sellers”);

(c) Li Jia, a PRC citizen, with ID number 510102197210156119 (the “Founder”); and

(d) Sichuan Aipu Network Co., Ltd., a limited liability company duly established and validly existing under the laws of the PRC and with its registered address at No.6 Jiuxing Avenue, High and New Technology Zone, Chengdu (the “Company”).

The Buyer, the Sellers and the Company may hereinafter be referred to collectively as the “Parties” and each individually as a “Party.”

RECITALS

WHEREAS, as of the date of this Agreement, the Sellers collectively own 100% of the equity interest of the Company and the Founder, through his control of the Sellers, has de facto control of the Company;

WHEREAS, the Seller has established GUO YUN LTD., a limited liability company in the British Virgin Islands (the “BVIco”), which is 82% owned by CLOUD UP LIMITED. START SAGE LIMITED, who holds 18% of the BVIco has entered into an agreement with GOLDEN TRIDENT INVESTMENT LIMITED to transfer 18% of its equity interest in BVIco to GOLDEN TRIDENT INVESTMENT LIMITED. The BVIco is owned by the Sellers as to the same percentage of shareholding of each Seller in the Company as of the date hereof;

WHEREAS, the Buyer intends to indirectly acquire control over the Company by purchasing certain number of ordinary shares of the BVIco, which in the aggregate will be representing 50% of the total issued and outstanding share capital of the BVIco (the “Sale Shares”), from the Sellers (the “Transaction”) on the condition, among others as set forth herein below, that the Sellers have completed (or cause to be completed) a series of reorganization steps in accordance with this Agreement and other Transaction Documents (as defined herein), and the Sellers are willing to effect the Transaction.

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions.

“Accounts” means, collectively, the Financial Statements and the Management Accounts.

“Affiliate” means, in relation to a particular company or a person, a company, its holding company or Subsidiary, or any Subsidiary of its holding company or person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the company or person specified.

“Agreement” has the meaning ascribed thereto in the Preamble.

“Anti-Corruption Laws” means any anti-bribery or anti-corruption Law of any jurisdiction in which a particular company or person performs business, or of PRC, or of the United States, or of the United Kingdom, including without limitation, the PRC Criminal Law, the PRC Anti-Unfair Competition Law, the Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), the U.K. Bribery Act of 2010, and where applicable, legislation enacted by member states and signatories implementing the OECD Convention Combating Bribery of Foreign Officials.

“Approvals and Filings” means such approvals, authorizations, consents, licenses, Permits, orders or waivers by, exemptions from, notices to, or registrations or filings with, a Governmental Authority or another third party as required to be obtained or procured pursuant to the transactions contemplated by this Agreement or the other Transaction Documents, including the Reorganization.

“Balance Sheet Date” means the last day of the month immediately preceding the month in which this Agreement is duly executed by the Parties.

“Business” means all community broadband access business and related activities currently carried out by the Target Group, or to be carried out by the Target Group after the Closing Date, as the case may be.

“Buyer” has the meaning ascribed thereto in the Preamble.

“Buyer Indemnitees” has the meaning ascribed thereto in Section 10.2.

“Circular 75 Security Holder” means any holder of any Equity Security of any Target Group Company, which holder is a “Domestic Resident” as defined in SAFE Rules and Regulations and is subject to any of the registration or reporting requirements of SAFE Rules and Regulations.

“Claim Notice” has the ascribed thereto in Section 10.4.

“Closing” has the meaning ascribed thereto in Section 3.1.

“Closing Date” has the meaning ascribed thereto in Section 3.1.

“Company” has the meaning ascribed thereto in the Preamble.

“Confidential Information” has the meaning ascribed thereto in Section 8.6(a).

“Constitutional Documents” means with respect to a person, the constitutional documents of such person, which may include, as applicable, memorandum and articles of association, by-laws and joint venture contracts.

“Contract” means any contract, agreement, lease, licensing arrangement, commitment, understanding, franchise, warranty, guaranty, mortgage, note, bond, option, warrant, right or other instrument or consensual obligation, whether written or oral and whether express or implied.

“Default” means an occurrence which constitutes a material breach, violation or contravention of, or default under, any Contract, Law, Governmental Order, or any term or provision thereof, or other commitment, and, where applicable, after the expiration of any grace period provided thereunder without such breach, violation, contravention or default being cured within such period.

“Designated Account” means, with respect to a Seller, a bank account notified to the Buyer in writing by such Seller not later than five (5) business days before Closing.

“Disclosure Schedule” means each disclosure schedule to be delivered to the Buyer pursuant to Section 8.3.

“Dispute” shall mean any dispute, controversy or claim arising out of or relating to this Agreement, its interpretation, validity, performance, enforceability, breach or termination.

“Dispute Notice” has the meaning ascribed thereto in Section 12.3(a).

“Due Diligence Documents” has the meaning ascribed thereto in Section 5.6.

“Employee Benefit Plan” means each share purchase, equity, severance, employment or individual consulting, change of control, bonus, incentive or deferred compensation, employee loan, employee pension plan, medical insurance, life insurance, retirement plan, program, agreement or arrangement and each other employee benefit plan, program, policy, Contract under which any current or former employee, director or individual consultant of any Target Group Company has any right to benefits and which is maintained or sponsored by, or contributed to by any Target Group Company or under which any Target Group Company has any liability.

“Encumbrances” means with respect to any asset or property (including any security), any mortgage, judgment lien, materialman’s lien, mechanic’s lien, other lien (statutory or otherwise), charge, security interest, pledge, hypothecation, encroachment, easement, title defect, title retention agreement, voting trust agreement, right of pre-emption, right of first refusal, claim, option, forfeiture, penalty, equity, adverse interest or security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing. The term “Encumber” shall have meanings correlative to the foregoing.

“Environmental Law” means any applicable Law or Governmental Order relating to the prevention of harm to or protection of the environment, including, without limitation, (i) emissions, discharges, releases or threatened releases of any Hazardous Materials into land, soil, ambient air, water and atmosphere, (ii) the generation, treatment, storage, transportation, disposal or other handling of any Hazardous Materials, and (iii) the health and safety of persons (including employees) as such matters relate to Hazardous Materials.

“Equity Securities” means, with respect to a person, any shares, share capital, registered capital, ownership interest, equity interest, or other equity securities of such person, and any option, warrant, or right to subscribe for, acquire or purchase any of the foregoing, or any other security or instrument convertible into or exercisable or exchangeable for any of the foregoing, or any equity appreciation, phantom equity, equity plans (including all options and other awards of equity securities authorized under equity plans, whether or not issued, granted or vested) or similar rights with respect to such person, or any Contract of any kind for the purchase or acquisition from such person of any of the foregoing, either directly or indirectly.

“Fair Market Value” means, the value of VNET Shares determined as follows:

(a) If the VNET Shares are listed on one or more established stock exchanges or national market systems, including without limitation, The New York Stock Exchange and The Nasdaq Stock Market, its Fair Market Value shall be the average closing sales price for such VNET Shares as adjusted by ADS-ordinary share ratio (or the closing bid, if no sales were reported) as quoted on the principal exchange or system on which the shares are listed over a twenty-day trading period ended on the date prior to the Financial Statements Date of the applicable year during which the Sellers exercise the Put Option(s); or

(b) In the absence of an established market for the VNET Shares of the type described in (a), above, the Fair Market Value thereof shall be determined by the Board of Director of the Buyer in good faith and in its discretion by reference to an independent valuation of the VNET Shares.

“Financial Statements” means the audited consolidated financial statements of the Target Group for the fiscal year ended December 31, 2013, each comprising of a balance sheet, a profit and loss statement and a cash flow statement (together with all related notes and schedules thereto) prepared in accordance with PRC GAAP applied consistently.

“Financial Statements Date” means, in a given fiscal year, the date that the Target Group receives the executed version of the audit report accompanying the audited consolidated financial statements of the Target Group for the preceding fiscal year, from the auditor of the Target Group, but in no event later than 90 days after the end of such preceding fiscal year.

“Government Official” includes, without limitation, all officers or employees of a government department, agency or instrumentality; permitting agencies; custom officials; political party officials; candidates for political office; officials of public international organizations (e.g., the Red Cross); employees or affiliates of an enterprise that is owned, sponsored, or controlled by any government—such as a health care facility, bank, utility, oil company, university or research institute; and any other position as defined by applicable Anti-Corruption Laws.

“Governmental Authority” means any national, central, federal, state, provincial, municipal, autonomous region or local government, including any political subdivision thereof and any department, ministry, agency, commission, bureau, court, tribunal, entity, instrumentality, authority or other body thereof exercising executive, judicial, fiscal, legislative, regulatory, taxing or administrative functions of or pertaining to government.

“Governmental Order” means any order, writ, judgment, injunction, decree, ruling, assessment, stipulation or determination entered or issued by any competent Governmental Authority, or a final arbitration award issued by an arbitral tribunal of competent jurisdiction.

“Hazardous Materials” means any material, substance or condition that is defined as “hazardous” by any Environmental Law or is subject to regulation under any Environmental Law, including all pollutants, contaminants, hazardous or special wastes, radioactive materials and any other infectious, carcinogenic, ignitable, corrosive, reactive, toxic, bioaccumulative/persistent organic or otherwise hazardous substances or materials (whether solids, liquids or gases).

“HKIAC” shall mean the Hong Kong International Arbitration Centre.

“Indebtedness” of any person means, without duplication, (i) the principal, accreted value, unpaid interest, prepayment, breakage and redemption costs, premiums or penalties, unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such person for borrowed money and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable; (ii) all obligations (contingent or otherwise) of such person issued or assumed as the deferred purchase price of property or services, all conditional sale obligations of such person and all obligations of such person under any title retention agreement, including, without limitation, trade accounts payables incurred in the ordinary course of business and salaries and related social benefits payable; (iii) all capitalized lease obligations; (iv) all obligations and Liabilities payable upon termination of interest rate protection agreements, foreign currency exchange agreements or other interest rate or exchange rate hedging or swap arrangements; (v) all obligations of the type referred to in clauses (i) through (iv) of any persons the payment of which such person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise; (vi) all obligations of the type referred to in clauses (i) through (v) of other persons secured by any Encumbrances on any property or asset of such person (whether or not such obligation is assumed by such person); (vii) current income Tax Liabilities; and (viii) all unsettled related-party balances, if such related party balance is a payable from a Target Group Company to an Affiliate that is not part of the Target Group.

“Indemnified Party” shall have the meaning set forth in Section 10.4.

“Indemnifying Party” shall have the meaning set forth in Section 10.4.

“Indemnification Period” shall have the meaning set forth in Section 10.1.

“Insurance Policies” means each current policy of insurance taken out in respect of the Target Group Companies.

“Intellectual Property” means all intellectual property and industrial property rights and rights in confidential information of every kind and description throughout the world, including all U.S. and foreign (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof (“Patents”), (ii) trademarks, service marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”), (iii) copyrights and copyrightable subject matter (“Copyrights”), (iv) rights in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing (“Software”), (v) trade secrets and all other confidential information, ideas, know-how, inventions, proprietary processes, formulae, models, and methodologies (“Trade Secrets”), (vi) moral rights and rights of attribution and integrity, (vii) all rights in the foregoing and in other similar intangible assets, (viii) all applications and registrations, and any renewals, extensions and reversions, for the foregoing, and (ix) all rights and remedies against past, present, and future infringement, misappropriation, or other violation thereof.

“Jiuding” means, collectively, Suzhou Tianwei Zhongshan Jiuding Investment Center (LP), Xiamen Hongtai Jiuding Equity Partnership (LP) and Beijing Hanguang Jiuding Investment Center (LP), and GOLDEN TRIDENT INVESTMENT LIMITED, a British Virgin Islands company under common control with the three partnership enterprise as aforementioned.

“Key Employees” mean the persons listed on Schedule III hereto.

“Law” means any central, federal, state, provincial, municipal, local or foreign laws, treaties, constitutions, statutes, codes, judicial decisions, judgments, rules, regulations, ordinances, circulars, administrative measures, edicts, interpretations, Governmental Orders or other pronouncement of or enacted, adopted, promulgated or applied by any Governmental Authority having the effect of law.

“Liabilities” mean any debt, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), and includes all costs, expenses and Taxes relating thereto.

“Long Stop Date” means the date falling two (2) months from the date of execution of this Agreement, or any later date as may be extended by express written agreement of the Buyer and the Sellers.

“Losses” means Liabilities, losses, damages, claims, demands, payments, fines, awards, judgments, penalties and related costs and expenses, including, without limitation, diminution in value, interests, Taxes and reasonable attorneys’ fees, court costs and expenses of litigation or arbitration, in each case (excluding any indirect, consequential or punitive losses); and for the avoidance of doubt, any amount of Losses to any Target Group Company shall be deemed to result in and attribute to the Buyer an amount of Losses that is equal to the amount of Losses to the relevant Target Group Company.

“Management Accounts” has the meaning ascribed thereto in Section 6.8.

“Material Adverse Effect” means, in relation to any person, any event, occurrence, fact, condition, circumstance, change or effect that, individually or in the aggregate with all other events, occurrences, facts, conditions, circumstances, changes or effects: (a) is materially adverse to the business, operations, assets, Liabilities, employee relationships, client, investor or service provider relationships, prospects, results of operations or conditions (financial or otherwise) of such person; or (b) will materially and adversely affect the ability of the Party in question to perform its obligations hereunder or to consummate the transactions contemplated herein.

“Material Contract” has the meaning ascribed there to in Section 6.17(a).

“Money Laundering Laws” has the meaning ascribed thereto in Section 5.7(c).

“Ordinary Shares” means ordinary shares of the BVIco.

“Parties” has the meaning ascribed thereto in the Preamble.

“Permits” means all licenses, permits, approvals, consents, authorizations, certificates, grants, concessions or the like by a Governmental Authority.

“Post-Transaction Ultimate Holdco AOA” means the restated and amended BVIco’s articles of association effective from the Closing Date.

“PRC” means the People’s Republic of China, excluding, for the sole purpose of this Agreement, Hong Kong, Macau and Taiwan.

“PRC GAAP” means generally accepted accounting standards issued by the Ministry of Finance of the People’s Republic of China.

“Proceedings” means any lawsuit, arbitration, mediation or other proceedings before any court, arbitrator, mediator or other Governmental Authority, whether criminal, civil, administrative, investigative or otherwise.

“Put Shares” means the Ordinary Shares owned by each of the Sellers, through their respective Seller SPV, as of the date immediately prior to the Closing on which the Exercise Notice is delivered.

“Representatives” of a person means the directors, officers, employees, advisors, consultants, controllers, representatives and agents of such person.

“RMB” means the legal currency of the PRC.

“SAFE” means the State Administration of Foreign Exchange.

“SAFE Rules and Regulations” means the Notice on Issues Relating to the Administration of Foreign Exchange in Fund-raising and Reverse Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies issued by SAFE on October 21, 2005 and any other guidelines, implementing rules, reporting and registration requirements issued by SAFE.

“Sellers” has the meaning ascribed thereto in the Preamble.

“Seller SPV” means CLOUD UP LIMITED and GOLDEN TRIDENT INVESTMENT LIMITED, two special purpose vehicles duly established in British Virgin Islands by the Sellers. The BVIco is owned by the Sellers, through the two Seller SPVs, as to the same percentage of shareholding of each Seller in the Company as of the date hereof.

“Subsidiary” of a person means any other person of which such first person (either alone or through or together with any other Subsidiary) directly or indirectly (a) owns more than fifty percent (50%) of the Equity Securities, (b) is generally entitled to appoint a majority of the board of directors or comparable governing body, or (c) otherwise has control.

“Target Group” means, collectively, the BVIco, the Company, each Subsidiary of the Company listed on Schedule II hereto, any other Subsidiary of any of the foregoing in existence as of the date hereof or formed hereafter, and any other entity whose financial statements are consolidated with those of the BVIco or the Company in accordance with generally accepted accounting principles in the United States and are recorded on the books of the BVIco or the Company for financial reporting purposes; and a “Target Group Company” means each of them individually.

“Target Group Indemnitees” has the meaning ascribed thereto in Section 10.3.

“Tax” means all taxes and administrative charges (including but not limited to income tax, business tax, value added tax, customs and stamp duty) and any relevant interests and penalties imposed by any Governmental Authority in accordance with applicable Law.

“Tax Returns” means any return, report, information return or other document (including schedules, any related or supporting information, or amendment thereof) filed or required to be filed with any Governmental Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to Tax.

“Third Party Claim” shall have the meaning set forth in Section 10.4.

“Transaction Documents” means, collectively, (i) this Agreement, (ii) Post-Transaction Ultimate Holdco AOA, (iii) Ultimate Holdco SHA, (iv) the share purchase agreement relating to the sale of equity interests in the Company, dated as of the date hereof, by and among the Sellers, the Company and Langfang Xunchi Computer Data Processing Co., Ltd. (the “Onshore SPA”), (v) the articles of association of the Company to be adopted at or prior to Closing.

“Transfer” means the direct or indirect offer, sale, lease, donation, assignment (as collateral or otherwise), mortgage, pledge, grant, hypothecation, encumbrance, gift, bequest or transfer or disposition of any interest (legal or beneficial) in any security (including the transfer of any person that owns such security or transfer by reorganization, merger, sale of substantially all of the assets or by operation of law).

“US$” or “US Dollars” means the legal currency of the USA.

“U.S. Economic Sanctions” has the meaning ascribed thereto in Section 5.7(b).

“Ultimate Holdco SHA” shall mean certain shareholders’ agreement to be entered into as of the Closing Date by and among the Buyer, the Sellers (excluding Jiuding) or Seller SPV, and the BVIco, which shall be on terms reasonably acceptable to the Buyer and the Sellers and reflecting the provisions in Article IX hereof.

“VNET Shares” means the Buyer’s Class A ordinary shares, par value US$0.00001 per share.

Section 1.2 Rules of Interpretation. For purposes of this Agreement, except where the context otherwise requires:

(a) The term “person” includes any natural person, firm, association, partnership, corporation, limited liability company, limited liability partnership, general partnership, joint venture, trust, unincorporated organization or other legal entity, including entities established by Contract or Laws that have a separate legal identity, or any Government Authority or other entity, in its own or any representative capacity, and shall include any successor (by merger or otherwise) of any of the foregoing.

(b) The term “control”, when used with respect to any given person, means the power or authority, whether exercised or not, to direct or cause the direction of the business, management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise; provided that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such person or power to control the composition of a majority of the board of directors or partners of such person. The terms “controlled” and “controlling” have meanings correlative to the foregoing.

(c) References to a Party include its successors and permitted assignees in accordance with Section 12.10.

(d) The term “third party” means any person other than the Parties.

(e) The term “business day” means any day on which licensed banks in the PRC, Hong Kong and New York are open for business, excluding any Saturday, Sunday and legal holidays in the PRC, Hong Kong or New York.

(f) References to “days” other than “business days” mean calendar days (if, however, an action or obligation is due to be undertaken by or on a day other than a business day, i.e., a Saturday, Sunday or public holiday in the PRC, Hong Kong or New York, then that action or obligation will be deemed to be due on the next following business day).

(g) When introducing a series of items, the terms “include”, “including” and “includes” are not intended to limit the more general description that precedes the items listed.

(h) The terms “hereof”, “herein”, “hereby”, “hereunder” and the like refer to this Agreement as a whole and not to any specific section, article or clause.

(i) Any reference to Preambles, Recitals, Articles, Sections, Items, Paragraphs, Exhibits, Annexes or Schedules shall mean the relevant preambles, recitals, articles, sections, items, paragraphs, exhibits, annexes or schedules of this Agreement, unless the context otherwise requires.

(j) The table of contents and the headings of the Articles and Sections are included for convenience of reference only and are not intended to affect the meaning of the operative provisions to which they relate.

(k) References to any central, federal, state, provincial, municipal, local or foreign law or enactment includes that enactment as amended, replaced or re-enacted and any subordinate legislation, regulations, rules, measures and guidelines made or promulgated under it, unless the context requires otherwise.

(l) Unless specifically stated otherwise, a Contract, certificate or any other document includes all exhibits, appendices, schedules and annexes attached thereto.

(m) All pronouns contained herein and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the parties may require.

(n) Time is of the essence of every respect of this Agreement.

(o) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

(p) The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance.

ARTICLE II

SALE AND PURCHASE OF SALE SHARES

Section 2.1 Sale and Purchase of the Sale Shares.

(a) Subject to the terms and conditions of this Agreement, each of the Sellers hereby agrees, jointly and severally, to sell, transfer and assign to the Buyer, and the Buyer hereby agrees to purchase and accept from such Seller, at Closing, certain number of Ordinary Shares which will be representing the percentage of shareholding of the BVIco as set forth opposite such Seller’s name under the column “Percentage of Shareholding of BVIco” on Schedule I hereto, and all rights, title, interests and benefits and attached thereto under the Company’s articles of association, pursuant to applicable Laws, free and clear from any and all Encumbrances.

(b) The aggregate purchase price for the Sale Shares shall be US Dollars in an amount equivalent to RMB 589,048,406.02. It is confirmed by the Parties that such aggregate purchase price will not include the price payable by TNET for purchase of 50% shares of the Target Group under the Onshore SPA.

Section 2.2 No Distribution Prior to Closing. Unless otherwise disclosed to the Buyer, the Buyer and each of the Sellers hereby confirm and agree that none of the Sellers shall claim for the distribution or payment of any profits, proceeds, cash, dividends, interests, Indebtedness or property which have been accrued by any Target Group Company on or prior to the Closing Date (or which otherwise relate to any periods prior to Closing, whether or not accrued), regardless of whether any such profits, proceeds, cash, dividends, interests, Indebtedness or property have been declared for distribution or payment (unless such distribution or payment has been otherwise approved by the Buyer in writing in advance), excluding profits disclosed under dividends payable of the Company’s financial statements as of the end of 2013.

ARTICLE III

CLOSING

Section 3.1 Prepayment

(a) Buyer will pay RMB250,000,000 or equivalent U.S. dollars (the “Prepayment”) as part of the purchase price payable by the Buyer to the Sellers, to accounts designated by the Founder and Jiuding. RMB106,871,145 (US$17,113,074) shall be paid to the following account of the Founder, and RMB143,128,855 (US$22,918,952) shall be paid to the following account of Jiuding:

Account of Founder:

Beneficiary Bank: China Minsheng Bank Corp Ltd Hong Kong Branch

(SWIFT: MSBCHKHH)

Beneficiary: Li Jia,

Account No.: 680011181-814 (USD) 680011181-801 (HKD) 680011181-899 (RMB)

Account of Jiuding

Beneficiary Bank: SILICON VALLEY BANK

Account Name: Golden Trident Investment Limited

Account No.: 3301134860

(b) The Found will deliver, or cause delivery of, the following documents, each in the form and substance acceptable to the Buyer, upon payment of the Prepayment:

(i) The register of members of the Company reflecting TNET as the holder of 50.00000% shares of the Company, which register of members will be maintained by the Buyer until the Closing;

(ii) The resolutions adopted at the shareholder’s meeting appointing the person nominated by the Buyer as director of the Company;

(iii) The legal opinion issued by qualified PRC law firms designated by the Founder, evidencing the legality and effectiveness of the deliverables under Section 3.1b(i) and (ii);

(iv) The letter of guarantee issued by the Founder for performance of the obligations under this Agreement in favor of the Buyer and TNET; and

(v) The Equity Pledge Agreement between Chengdu Guotao Cultural Communication Co., Ltd. and TNET.

(c) Jiuding hereby irrevocably agrees and acknowledges that the equity interest of the Company held by Jiuding has been transferred to TNET and 18% equity interest in BVIco held by Jiuding will be transferred in full in this Transaction. If Closing occurs, the part of Prepayment paid to Jiuding shall be treated as the full consideration payable to Jiuding for transfer of its equity interest in BVIco in full (the difference between the amount paid to the account designated by Jiuding under Section 3.1(a) and the share transfer price for Jiuding’s share ownership as set forth in Schedule I in the amount of RMB68,928,571.44 shall be paid by the Buyer directly to the Founder’s account pursuant to Jiuding’s instruction, as otherwise agreed between Jiuding and the other shareholders of the Company)

Section 3.2 Closing. Subject to all of the conditions set forth in Article IV having been satisfied (save to the extent waived in accordance with this Agreement), the closing of the Transaction (“Closing”) shall take place on the earliest practicable date within ten (10) business days after the date on which the last of the conditions set forth in Article IV has been satisfied or waived (other than those conditions that by their nature are to be satisfied at Closing) when all (but not some only) of the steps and actions set forth in Section 3.3 and Section 3.4 shall be taken and completed simultaneously (the date on which Closing actually occurs shall be referred to as the “Closing Date”), provided, however, that (i) in no event shall the Closing Date be later than the Long Stop Date and (ii) the Closing Date shall be a business day. Closing shall take place in Beijing or such other location as the Parties may expressly agree in writing.

Section 3.3 Buyer’s Obligations. Subject to applicable Law and the satisfaction (save to the extent waived by the Buyer in accordance with this Agreement) of each of the conditions set forth in Section 4.1 and Section 4.2, the Buyer shall, at Closing,

(a) remit to each of the Sellers the amount in US Dollars as set forth opposite such Seller’s name under the column “Purchase Price” in Schedule I, by wire transfer of immediately available funds to such Seller’s Designated Account; and

(b) deliver to the Sellers (excluding Jiuding) the original Ultimate Holdco SHA, duly executed by the Buyer.

Section 3.4 Sellers’ Obligations. Subject to the satisfaction (save to the extent waived by each of the Sellers in accordance with this Agreement) of each of the conditions set forth in Section 4.1 and Section 4.3, at Closing, the Sellers (excluding Jiuding) shall deliver, or cause to be delivered, to the Buyer all of the following documents or instruments, each in form and substance to the Buyer’s satisfaction:

(a) a duly executed certificate from an authorized officer of the Seller certifying that the Sellers and their respective Seller SPV have duly complete all of the material steps of the reorganization within the Reorganization Period pursuant to this Agreement (the “Reorganization”);

(b) original instruments of transfer with respect to the Sale Shares, duly executed by each of the Sellers;

(c) original share certificates representing the Sale Shares;

(d) for the transfer of one ordinary share (“Nominal Share”) by Seller SPV to Shenchen, a PRC natural person (ID Card No. 110108196807271450), (i) instrument of transfer with respect to the Nominal Share duly signed by the Seller SPV (excluding Jiuding); and (ii) original share certificate representing the Nominal Share;

(e) a copy of the register of members of the BVIco dated as of the Closing Date and certified by the BVIco’s registered office provider in the British Virgin Islands, which reflects the transfer of the Sale Shares from the Sellers to the Buyer and gives effect to the Buyer’s acquisition of the Sale Shares;

(f) a copy of the register of directors of the BVIco dated as of the Closing Date and certified by the BVIco’s registered office provider in the British Virgin Islands, which reflects the resignation pursuant to this Agreement of the directors of the BVIco designated by the Sellers, if applicable, and gives effect to the new directors nominated by the Buyer;

(g) a copy of the written proof that the Post-Transaction Ultimate Holdco AOA has been filed with the Government Authorities of the British Virgin Islands by the Company’s registered office provider;

(h) written resignation of the applicable Target Group Companies’ legal representatives, directors, general managers and other executive officers, as set forth in Schedule IV attached hereto and any other executive officers designated by the Sellers from their respective offices with the applicable Target Group Companies, in each case in form satisfactory to the Buyer, duly executed and effective immediately upon Closing and containing a waiver of all claims against the applicable Target Group Company;

(i) copies of all applications, registration forms, instruments and other documents required under the Law of the PRC to be filed with relevant Governmental Authorities in the PRC for the purposes of giving effect to and duly recording the change of the applicable Target Group Companies’ legal representatives, chairmen, directors, supervisors and/or general managers to such persons designated by the Buyer, duly executed by the Company and/or the Sellers, as applicable, or their respective authorized Representatives;

(j) the original Ultimate Holdco SHA, duly executed by the Sellers; and

(k) duly executed confidentiality and non-compete agreements between each Key Employee, on one side, and the entity designated by the Buyer, on the other side, on the terms reasonably acceptable to the Buyers.

ARTICLE IV

CONDITIONS PRECEDENT TO CLOSING

Section 4.1 Conditions Precedent to Obligations of All Parties. The respective obligations of all Parties to proceed with Closing and perform their respective obligations under Article III are conditional upon and subject to the satisfaction, on or prior to the Long Stop Date, of each of the following conditions:

(a) there shall not be in effect any Law that renders illegal, prevents or prohibits the consummation of the transactions contemplated hereby or by the other Transaction Documents; and

(b) there shall not be in effect any Governmental Order prohibiting the consummation of the transactions contemplated hereby or by the other Transaction Documents, or restraining any Party from consummating the transactions contemplated hereby or by the other Transaction Documents.

Section 4.2 Conditions Precedent to the Obligations of the Buyer. The obligations of the Buyer to proceed with Closing and perform its obligations under Section 3.2 are conditional upon and subject to the satisfaction, or the express written waiver by the Buyer, on or prior to the Long Stop Date of each of the following conditions:

(a) the Reorganization (which may be assisted by the Buyer as necessary) having been duly and timely completed in accordance with the Transaction Documents; and the Sellers having delivered to the Buyers a written certificate duly signed by an authorized officer of the Seller, dated as of the Closing Date, to the foregoing effect pursuant to Section 3.4(a);

(b) the Sellers having delivered to the Buyer an original counterpart (or certified true copy, if none of the Buyer or its Affiliates is a party to such agreement, document or instrument) of each of the execution versions of the Transaction Documents to which any of the Target Group Company is a party, duly executed by the Seller;

(c) the Sellers having delivered to Buyer 2013 audited report issued by qualified accounting firms designated by the Buyer;

(d) the purchase of the 50% of the equity interest in the Company by TNET from the Sellers having been duly completed in accordance with the Onshore SPA and TNET having been duly recorded by the relevant Governmental Authorities as the shareholder of the Company; and the Buyer has received from the competent Government Authority the Notice for Acceptance of the ISP Business License Change Filing under applicable administrative regulations;

(e) the Sellers having delivered to Buyer a power of attorney issued by Chengdu Everassion Equity Investment Fund Center (LP) authorizing CLOUD UP LIMITED to receive the purchase price on its behalf;

(f) all of the representations and warranties contained in Article V and Article VI being true, accurate and not misleading as of the date of this Agreement and/or as of the Closing Date (as applicable), except to the extent such representations and warranties are expressly stated as of a different point in time, in which case such representations and warranties being true, accurate and not misleading as of such other point in time; and each of the Sellers having delivered to the Buyer a written certificate duly signed by an authorized officer of such Seller, dated as of the Closing Date, to the foregoing effect;

(g) each of the Sellers and the Target Group Companies having performed and complied with all agreements, undertakings, obligations and covenants required by this Agreement to be performed or complied with by such Seller and/or the Target Group Companies, as applicable, on or prior to the Closing Date; and each of the Sellers having delivered to the Buyer a written certificate duly signed by an authorized officer of such Seller, dated as of the Closing Date, to the foregoing effect; and

(h) the Buyer having received each of the closing deliverables set forth in Section 3.4.

Section 4.3 Conditions Precedent to the Obligations of the Sellers. The obligations of the Sellers to proceed with Closing and perform their obligations under Section 3.4 are conditional upon and subject to the satisfaction, or the express written waiver by the Sellers, on or prior to the Long Stop Date of each of the following conditions:

(a) all of the representations and warranties contained in Article VII being true, accurate and not misleading as of the date of this Agreement and/or as of the Closing Date (as applicable), except to the extent such representations and warranties are expressly stated as of a different point in time, in which case such representations and warranties being true, accurate and not misleading in all material respects as of such other point in time; and the Buyer having delivered to each of the Sellers a written certificate duly signed by an authorized officer of the Buyer, dated as of the Closing Date, to the foregoing effect; and

(b) the Buyer having performed and complied with all agreements, undertakings, obligations and covenants required by this Agreement to be performed or complied with by the Buyer on or prior to the Closing Date; and the Buyer having delivered to each of the Sellers a written certificate duly signed by an authorized officer of the Buyer, dated as of the Closing Date, to the foregoing effect.

ARTICLE V

REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLERS

The Sellers, severally and not jointly, represent and warrant to the Buyer that each of the following statements is true, accurate and not misleading as of the date hereof and will be true, accurate and not misleading as of the Closing Date (except for those representations or warranties that are expressly stated as of a different point in time):

Section 5.1 Organization and Good Standing. Each of the Sellers is a company limited by shares duly established, validly existing and in good standing under the laws of the PRC.

Section 5.2 Power and Authority; Binding Effect. Each of the Sellers has the requisite capacity and authority under its Constitutional Documents and applicable Law to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated herein in accordance with this Agreement. The execution and delivery of this Agreement by each of the Sellers, performance by each of the Sellers of its obligations under this Agreement and the consummation of the transactions contemplated herein have each been duly authorized by all of such Seller’s requite corporate actions, including, without limitation, due authorization by such Seller’s shareholders. Upon due execution by the Parties, this Agreement constitutes a valid, binding and enforceable legal obligation of each of the Sellers, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization or similar Laws relating to creditors’ rights generally and by equitable principles.

Section 5.3 No Violation; Third-Party Consents and Approvals.

(a) Neither the execution and delivery of this Agreement by each of the Sellers nor its performance of its obligations under this Agreement will violate or breach, or otherwise constitute or give rise to a Default under (i) any applicable Law or Governmental Order, (ii) the Constitutional Documents of such Seller, or (iii) any Contract, commitment, or other obligation to which such Seller or any Target Group Company is a party or by which such Seller, any Target Group Company or any of their assets are bound.

(b) No approval, authorization, consent, license, Permit, order or waiver by, exemption from, notice to, or registration or filing with, any Governmental Authority or any other third party is required to be obtained or made by or with respect to any Seller, any Target Group Company, or any Seller’s other Affiliates in connection with the execution, delivery or performance by any Seller of this Agreement or the consummation of the transactions contemplated herein, or in order to preclude any termination, amendment, cancellation or acceleration of or Default under any Contract.

Section 5.4 Ownership of Sale Shares. Immediately following the establishment of the BVIco, each of the Sellers, through their respective Seller SPV, will be the sole record and beneficial holder of all of the Ordinary Shares, the number of which is representing the “Percentage of Shareholding of the BVIco” set forth opposite such Seller’s name on Schedule I hereto, free and clear from any Encumbrance. The Sellers collectively have the sole legal and beneficial ownership of all of the issued and outstanding Ordinary Shares, including the Sale Shares, free and clear from any Encumbrance. No person other than the Sellers has any interest in, or any entitlement or claim to, any of the Ordinary Shares. Except for this Agreement, there are no Contracts, arrangements, warrants, options, puts, calls, rights or other commitments or understanding of any character to which any Seller or any Seller SPV is a party or which any Seller or its assets are bound that relates to the sale, purchase, redemption, conversion exchange, registration, voting or transfer of any of the Sale Shares. Each of the Sellers and their respective Seller SPV have the requisite power and authority to sell, transfer, assign and deliver all of the Sale Shares in accordance with this Agreement and that such delivery will convey to the Buyer good and valid title to all of the Sale Shares free and clear from any Encumbrance

Section 5.5 Solvency and No Winding-up. No Governmental Order has been made or Proceedings commenced or resolutions passed or steps taken by a person for the winding-up or dissolution of or ending the corporate existence of any Seller or any Seller SPV. No circumstance which may reasonably be expected to result in such Governmental Order, Proceedings, resolutions or steps has arisen. No liquidator, receiver, custodian, sequestrator, manager or anyone in a similar capacity has been appointed in respect of the business or any asset of any Seller or any Seller SPV. No circumstance which may reasonable be expected to result in such appointment has arisen.

Section 5.6 Quality of Information. All books, records, Contracts, receipts, Permits and other documents that the Sellers have, either directly or through their Representatives or Affiliates, provided to the Buyer in connection with the transactions contemplated hereby, including, without limitation, to facilitate the Buyer’s legal, financial, commercial, Tax, technical or environmental due diligence on the Target Group Companies (collectively, the “Due Diligence Documents”), are either originals or true and complete copies of the originals of such books, records, Contracts, receipts, Permits or documents. All Due Diligence Documents are true and accurate, and no Due Diligence Document contains any omission, misleading or false statement, information or material.

Section 5.7 Ethical Practices

(a) Neither any Seller nor any of its principals, owners, officers, directors, or agents has promised to make, on behalf of such Seller and in connection with the Transaction, any payment (i) to or for the use or benefit of any Government Official; (ii) to any other person either for an advance or reimbursement, if it knows or has reason to know that any part of such payment will be directly or indirectly given or paid by such other person, or will reimburse such other person for payments previously made, to any Government Official; or (iii) to any other person or entity, to obtain or keep business or to secure other improper advantages, the payment of which would violate applicable Anti-Corruption Laws.

(b) neither any Seller nor any of its principals, owners, officers, directors, agents nor other persons associated with, or acting on behalf of, any Seller is subject to any sanction administered by the Office of Foreign Assets Control of the United States Treasury Department (“U.S. Economic Sanctions”) and does not and will not make any sales to or engage in business activities with or for the benefit of, and will not use any amounts payable under the proposed agreement/relationship for the purposes of financing the activities of, any persons and countries that are subject to U.S. Economic Sanctions, including any “Specially Designated Nationals and Blocked Persons” as prescribed thereunder.

(c) The operations of each of the Sellers have been conducted at all times in compliance with all money laundering-related laws of jurisdictions where such Seller conducts business or owns assets, and any related or similar law issued, administered or enforced by any government authority (collectively, the “Money Laundering Laws”). No proceeding by or before any government authority involving any Seller with respect to the Money Laundering Laws is pending or is threatened.

Section 5.8 No Litigation. There are no Proceedings pending or threatened against or affecting any Seller that relate to this Agreement or any other Transaction Documents or the transactions contemplated hereby or thereby.

Section 5.9 Financial Capacity. Each of the Sellers has the financial capacity to pay and perform all of its obligations under this Agreement (including its obligations under Article X (Indemnification).

Section 5.10 Brokers and Finders. Neither any Seller nor any of its Affiliates has entered into any Contract or otherwise has any arrangement or understanding with any broker, investment banker or financial advisor in connection with this Agreement or the transactions contemplated hereby that would entitle such broker, investment banker or financial advisor to any broker’s, finder’s or financial advisor’s fee, brokerage or commission that would be payable by the Buyer or any Target Group Company.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES RELATING TO THE TARGET GROUP

The Founder, the Sellers (Jiuding and Chengdu Everassion Equity Investment Fund Center (LP), severally not jointly, represents and warrants only with respect to Section 6.3) and the Company, jointly and severally, represents and warrants to the Buyer that each of the following statements is true, accurate and not misleading as of the date hereof and will be true, accurate and not misleading as of the Closing Date (except for those representations or warranties that are expressly stated as of a different point in time):

Section 6.1 Organization and Good Standing.

(a) The Company is a limited liability company duly established, validly existing and in good standing under the laws of the PRC. The Company has obtained all requisite approvals from, and completed all necessary filings and/or registrations with, relevant Governmental Authorities with respect to any and all changes to its registered capital, paid-in capital, total investment, business scope, equity holders, legal representatives, board members and/or supervisors, including but not limited to any registrations with the relevant local Administration of Industry and Commerce. The Company has all requisite power and authority to own, lease and operate its properties, rights and assets, to carry on its business as now conducted and as proposed to be conducted, and to perform each of its obligations hereunder and under the other Transaction Documents to which it is a party. The Company is duly qualified or licensed to do business, and is in good standing (equivalent status in the relevant jurisdiction) under the Laws of each jurisdiction in which it owns or leases real property and in each jurisdiction in which its conducts business.

(b) As of the Closing Date, each Target Group Company (other than the Company) is duly organized, incorporated or established and validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the Law of the jurisdiction of its organization, incorporation or establishment. Each Target Group Company has all requisite power and authority to own, lease and operate its properties, rights and assets, to carry on its business as now conducted and as proposed to be conducted, and to perform each of its obligations hereunder and under the other Transaction Documents to which it is a party. Each Target Group Company is duly qualified or licensed to do business, and is in good standing (equivalent status in the relevant jurisdiction) under the Laws of each jurisdiction in which it owns or leases real property and in each jurisdiction in which it conducts business.

(c) None of the Target Group Companies is in, nor shall the conduct of its business as currently conducted result in, any violation, breach or default of any term of Constitutional Documents of any Target Group Company.

Section 6.2 Capitalization; Subsidiaries.

(a) As of Closing, all of the issued and outstanding Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar right.

(b) Section 6.2(b) of the Disclosure Schedule sets forth complete and accurate information regarding the name, the outstanding share capital or the paid-up registered capital, the business scope, the registered office, the date of establishment, the valid duration, and the identities and shareholding percentage of the shareholders of each Target Group Company (excluding the BVIco) and any Person in which any Target Group Company holds any Equity Securities. None of the Target Group Companies has any Subsidiaries, nor do any of them beneficially own or control, directly or indirectly, solely or shared, any interest in any other corporation, partnership, trust, joint venture, association or other entity, or maintain any offices or branches. None of the Group Companies has any outstanding obligations to provide working capital to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person.

(c) Other than this Agreement, there is no existing option, warrant, call, put, right (including preemptive rights) or Contract of any character relating to or requiring, and there are no securities of any Target Group Company outstanding which upon conversion or exchange would require, the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer of any shares, other equity interests or other voting securities of any Target Group Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock, other equity interests or other voting securities of any Target Group Company.

Section 6.3 Due Authorization; Capacity. All corporate action on the part of each Target Group Company and, as applicable, their respective officers, directors and shareholders necessary for the authorization, execution and delivery of, and the performance of all of their obligations under, this Agreement and the other Transaction Documents to which such Target Group Company is a party has been taken or will be taken prior to or at Closing. Each of this Agreement and the other Transaction Documents to which a Target Group Company is a party is or will, when executed and delivered by such Target Group Company, and assuming that this Agreement and each other Transaction Document constitutes a valid and binding obligation of each other party thereto, constitute valid and binding obligations of such Target Group Company, enforceable against such Target Group Company, in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

Section 6.4 No Conflicts. Neither the execution, delivery or performance of this Agreement or the other Transaction Documents to which any Target Group Company is a party, nor the performance or consummation of the transactions contemplated hereby or thereby by such Target Group Company will (i) conflict with or result in a breach or violation of such Target Group Company’s Constitutional Documents, (ii) conflict with or result in a breach or violation in any respect of any Law applicable to such Target Group Company or any Approvals and Filings held by any Target Group Company, (iii) conflict with or result in a breach, acceleration, modification or violation in any respect of, or constitute a default under, any Contract, (v) result in the creation of an Encumbrance upon any assets, rights or properties of such Target Group Company, or (vi) give rise to any rights of first refusal, rights of first offer, co-sale rights, preemptive rights or other similar rights on the part of any person.

Section 6.5 Title to Properties and Assets.

(a) Each Target Group Company has good and marketable title to, or a legal and valid right to use, all properties and assets (whether tangible or intangible) that it purports to own or that it uses, free and clear of any Encumbrance. Such properties and assets collectively represent all properties and assets necessary for the conduct of the business of the Target Group Companies as now conducted and as proposed to be conducted, including the Business. None of the Target Group Companies owns any real property.

(b) All current leases and subleases of property and assets entered into by a Target Group Company are in full force and effect, valid and effective in accordance with their terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles. Each Target Group Company is in compliance with such leases and subleases, and such Target Group Company holds valid leasehold interests in the leased or subleased property and assets subject thereto, free of any Encumbrance, or claims of any person other than the lessors of such property and assets. None of the Target Group Companies owns, holds, is obligated under or is a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

(c) The conduct of the businesses of the Target Group (including the products and services of the Target Group) as currently conducted, and as conducted in the past, does not infringe, misappropriate, or otherwise violate, and has not infringed, misappropriated, or otherwise violated, any third person’s Intellectual Property rights, and there is no such claim asserted or threatened, and there has been no such claim asserted or threatened in the past, against any Target Group Company.

(d) No person is infringing, misappropriating, or otherwise violating any Intellectual Property owned by the Target Group Companies.

(e) No current or former partner, director, stockholder, officer, or employee of any Target Group Company will, after giving effect to the transactions contemplated hereby, own, license, or retain any proprietary rights in any of the Intellectual Property owned, used, or held for use by any Target Group Company.

Section 6.6 Solvency and No Winding-up. No Governmental Order has been made or Proceedings commenced or resolutions passed or steps taken by a person for the winding-up or dissolution of or ending the corporate existence of any Target Group Company. No circumstance which may reasonably be expected to result in such Governmental Order, Proceedings, resolutions or steps has arisen. No liquidator, receiver, custodian, sequestrator, manager or anyone in a similar capacity has been appointed in respect of the business or any asset of any Target Group Company. No circumstance which may reasonable be expected to result in such appoint has arisen.

Section 6.7 No Other Assets or Business. As of the Closing Date:

(a) The BVIco will have no material asset and will not own or control, directly or indirectly, any shares, other equity interests or securities convertible into or exchangeable for any equity interests, or any voting rights in any person that is not a Target Group Company. The Company will not have been engaged in any business.

(b) The Company and its Subsidiaries are engaged primarily in the Business and has no other material activities.

Section 6.8 Accounts.

(a) As of the date of this Agreement, the Sellers and the Company shall have delivered to the Buyer a true accurate and complete copy of the unaudited consolidated management accounts of the Target Group for the period commencing on January 1, 2013 and ending on the Balance Sheet Date, comprising of balance sheet(s), profit and loss statement(s) and cash flow statement(s) (the “Management Accounts”).

(b) The Accounts were prepared from and in accordance with the books and records of the Target Group in accordance with PRC GAAP applied consistently. The Accounts present a true and fair view of the financial condition and results of operations of the Target Group as at the dates thereof or for the financial periods concerned (as applicable) and are not misleading.

(c) All books of account and other financial records from which the Accounts were prepared are true, accurate and complete, have been prepared and maintained in reasonable detail, and accurately and fairly reflect the transactions in connection with the Target Group Companies. The books of account and other records of the Target Group have been prepared to record all corporate actions of the equity holders and board of directors of each Target Group Company.

(d) Each Target Group Company has good and marketable title to all assets set forth on the balance sheets of the Management Accounts.

(e) Each Target Group Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with PRC GAAP to satisfy the inspection and examination by the relevant Government Authority in the PRC.

Section 6.9 Absence of Certain Changes.

(a) Since the Balance Sheet Date, there has not been a Material Adverse Effect.

(b) Since the Balance Sheet Date, each Target Group Company has conducted their businesses in the ordinary course consistent with past practices and there has not been:

(i) any change in the contingent obligations of any Target Group Company by way of guarantee, endorsement, indemnity, warranty or otherwise, individually in excess of RMB500,000 or in excess of RMB1,000,000 in the aggregate;

(ii) any damage, destruction or loss of any property or asset of any Target Group Company, whether or not covered by insurance;

(iii) any waiver by any Target Group Company of a valuable right or claim or cancellation or waiver of a debt;

(iv) any satisfaction or discharge of any Encumbrance or payment of any obligation by any Target Group Company;

(v) any change, amendment to or termination of a Material Contract or arrangement by which any Target Group Company or any assets or properties of any Target Group Company is bound or subject;

(vi) any transactions with any of directors or employees, or any members of their families of any Target Group Company or any entity controlled by any of such individuals;

(vii) any entry into arrangements or any plans to enter into arrangements to (A) terminate, establish, adopt, enter into, make any new awards of benefits under, amend or otherwise modify any Employee Benefit Plan, or increase the salary, wage, bonus or other compensation of any directors, officers, employees or individual consultants of any Target Group Company; (B) increase the coverage or benefits available under any severance pay, termination pay, vacation pay, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other Employee Benefit Plan; (C) grant any equity or equity-based award; (D) accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding equity-based awards, other than as expressly provided in this Agreement or the other Transaction Documents; (E) hire any executive employees; or (F) loan or advance any money or property to any current or former employee or director;

(viii) any resignation or termination of any Key Employee;

(ix) any disposition, transfer, expiration or lapse of assets of any Target Group Company, including any license, assignment or transfer of any Intellectual Property of any Target Group Company;

(x) any mortgage, pledge, transfer of a security interest in, or Encumbrance created by any Target Group Company, with respect to any of such Target Group Company’s properties or assets, except for Encumbrance for Taxes not yet due or payable;

(xi) any debt, obligation, or liability incurred, assumed or guaranteed by any Target Group Company individually in excess of RMB500,000 or in excess of RMB1,000,000 in the aggregate;

(xii) any declaration, setting aside or payment of any dividend or other distribution in respect of any Target Group Company’s Equity Securities or registered capital, or any direct or indirect redemption, purchase or other acquisition by any Target Group Company of any Equity Securities of any Target Group Company;

(xiii) any capital expenditures made by any Target Group Company individually in excess of RMB500,000 or in excess of RMB1,000,000 in the aggregate;

(xiv) any acquisitions of material assets by any Target Group Company;

(xv) any acquisitions of Equity Securities of any person or the whole or any substantial part of the undertaking, assets or business of any other person or entering into any joint venture or partnership with any other person, by any Target Group Company;

(xvi) any formation of any Subsidiary by any Target Group Company;

(xvii) any issuances or sales of Equity Securities of any Target Group Company or any share splits, reclassifications, share dividends, share combinations or other recapitalizations of any Equity Securities of any Target Group Company;

(xviii) any merger, consolidation, recapitalization, reorganization, share exchange, liquidation or winding up or similar transactions involving any Target Group Company;

(xix) any change in accounting policy or methods or Tax elections of any Target Group Company; or

(xx) any agreement or commitment by any Target Group Company to do any of the items described in this Section 6.9.

Section 6.10 No Undisclosed Liabilities.

(a) As of the date of this Agreement, except as and to the extent set forth on the Balance Sheet Date that forms part of the Management Accounts (including any notes thereto), the Target Group has no Liabilities.

(b) As of the Closing Date, the Target Group will not have any Liabilities other than such Liabilities as may be incurred by the Target Group between the Balance Sheet Date and the Closing Date in the ordinary course of business consistent with past practice that are not prohibited by this Agreement and are not, in the aggregate, material to the Target Group as a whole.

(c) As of the Closing Date, there will be no outstanding guarantee, surety, security or indemnity provided by any Target Group Company for or in respect of the payment of any money or the performance of any obligation by any person, and there will be no outstanding loan advanced by any Target Group Company to any person. As of the Closing Date, no event will have occurred in relation to any Target Group Company which would entitle any third party (with or without the giving of notice or the lapse of time or the fulfillment of any condition) to call for the repayment of any Indebtedness by the Target Group Company concerned prior to its stated maturity.

Section 6.11 Taxes.

(a) All Tax Returns required to be filed with any Tax administration authorities with respect to any Target Group Company, or any of its income, properties or operations have been duly and timely filed in accordance with applicable Law and are true, accurate and complete.

(b) Any and all Taxes attributable to a Target Group Company that are or were due and payable (whether or not shown on their Tax Returns) have been fully and timely paid in accordance with applicable law.

(c) No Target Group Company will as of the Closing Date have any Liability for Taxes other than in respect of the current taxable year, and adequate provisions for any and all of such Taxes have been reflected on the Management Accounts in accordance with PRC GAAP applied consistently.

(d) Each Target Group Company has duly deducted, withheld or collected any and all Taxes that it is required under applicable Law to deduct, withhold or collect and has duly and timely paid to the relevant Tax authorities any and all such Taxes deducted, withheld or collected.

(e) None of the Target Group Companies or any of the assets of the Target Group is subject to, and no Target Group Company or any of its Affiliates has received any notice of, any ongoing, pending or threatened Proceedings, audits, examinations or investigations by any Governmental Authority relating to Taxes or is subject to any Encumbrance for Taxes. There is no Governmental Order issued in relation to Taxes of any Target Group Company that has not been complied with. No Target Group Company is expected to be in a dispute in relation to Tax Return, any Tax assessment or payment which would reasonably be expected to affect any Target Group Company.

(f) Each Target Group Company has duly complied with all reporting and record-keeping requirements with respect to Taxes stipulated under applicable Law and has retained, to the extent applicable, all Tax Returns, Tax payment certificates or similar evidence of payment (including all PRC tax invoices for all revenues, capital expenditures and all assets), Tax calculations, Tax planning memoranda, and related correspondences with, filings with, submissions to and notices from any Tax authorities.

(g) None of the Target Group Companies has any pending Tax liability in any jurisdiction other than their respective places of incorporation.

(h) No Target Group Company is a party to, or is bound by, or has any obligation under, any Tax allocation or sharing agreement or similar Contract or arrangement or any agreement that obligates it to make any payment computed by reference to Taxes that is or is reasonably expected to be incompliant with applicable Laws.

(i) No Target Group Company will be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Closing Date as a result of a change in method of accounting occurring prior to the Closing Date. The transactions contemplated under this Agreement or the other Transaction Documents to which a Target Group Company is a party are not in violation of any applicable Law regarding Tax, and will not result in any Tax exemption, reduction holiday or rebate being cancelled or terminated or trigger any Tax liability for the Target Group Companies.

Section 6.12 Compliance with Law; Approvals.

(a) Each Target Group Company has, at all times, complied with the requirements of applicable Law pertaining to itself, its business and its assets.

(b) All relevant approval, registration and filing requirements under applicable Law have been complied with in establishing each of the Target Group Companies.

(c) There are no Proceedings pending or threatened against any Target Group Company or any employee, agent or any other person associated with or acting for or on behalf of any Target Group Company alleging a violation of any applicable Laws (including any Anti-Corruption Law).

(d) None of the Target Group Companies or any employee, agent or any other person associated with or acting for or on behalf of the Target Group Companies has violated any Anti-Corruption Law regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of such Target Group Company.

(e) Each Target Group Company has all Approvals that are necessary or material for the conduct of its business as currently conducted, and each Target Group Company can obtain, without undue burden or expense, any similar Approval for the conduct of its business as proposed to be conducted. None of the Target Group Companies is in default under any of such Approvals.

Section 6.13 Environmental Matters. Each Target Group Company is in compliance with Environmental Law, and each Target Group Company has obtained or made, as applicable, all necessary Permits required under the Environmental Law or by the competent Governmental Authority, if any, in order for the continual conduct by it of its business and operations as currently conducted, and there has been and is no breach of any of the Environmental Law or any environmental Permit.

Section 6.14 Insurance.

(a) Each Target Group Company has satisfied all mandatory insurance requirements under applicable Law. Each Target Group Company has in full force and effect, insurance coverage of the same types and at the same coverage levels as other similarly situated companies.

(b) All of the Insurance Policies are valid and effective. All information furnished to the insurer(s) thereunder in obtaining or renewing the Insurance Policies were true and correct and any change in such information required to be given were correctly and duly given. All premiums due in respect of the Insurance Policies have been duly paid in full. Nothing has occurred or been done or omitted by any Target Group Company or any of its Affiliates whereby any of the Insurance Policies has or may become void or voidable. No notice from the insurer(s) that any of the Insurance Policies may become void or voidable or otherwise ineffective has been issued. No Target Group Company has waived any rights under any of the Insurance Policies.

(c) As of the date of this Agreement, no claim under any of the Insurance Policies or any previous policies held by any Target Group Company is outstanding either by the insurer or the insured thereunder.

(d) All expenses, Liabilities and costs in respect of the Insurance Policies in connection with the Target Group Companies have been duly reflected in the Management Accounts in accordance with PRC GAAP applied consistently.

Section 6.15 Employee and Labor Matters.

(a) There is no strike, walkout, lockout, work stoppage or other similar event organized by any employees of or personnel affiliated with any Target Group Company.

(b) Each Target Group Company has complied with all applicable Laws and Contracts to which it is a party or by which it or its assets are bound that relates to labor or employment matters, including, but not limited to, those related to workplace safety, remuneration, compensation, working hours, overtime payment and withholding of Taxes and other sums as required by the appropriate Governmental Authorities. There are no existing, pending or threatened Proceedings, disputes or claims (other than claims for compensation or benefits in the ordinary course of business) between any Target Group Company and any of employee thereof (including, but not limited to, those relating to employee benefits or work-related injuries or medical conditions suffered by any of its employees) and there are no circumstances subsisting that would reasonably be expected to give rise to any such Proceedings, disputes or claims.

(c) Each Target Group Company has completed all social insurance registrations required under applicable Law with the competent labor and social security authorities. Each Target Group Company has made all mandatory contributions in full to the relevant employee social security funds, unemployment insurance funds, medical insurance funds, pension funds and public housing funds for all of its employees in accordance with applicable Law.

(d) No Target Group Company will as of the Closing Date have any outstanding Liability toward any of its employees, whether arising under Contract, pursuant to applicable Law or otherwise. Any payments or other benefits an employee of a Target Group Company may be entitled to as a result of or in connection with the execution of this Agreement or the Transaction Documents by the Sellers or the Target Group Companies and/or the performance of their obligations hereunder and thereunder (including, but not limited to, any pay-outs, severance or termination payments, or other benefits) will have been paid and discharged in full prior to the Closing Date.

Section 6.16 Proceedings. No Target Group Company is engaged in any ongoing Proceedings, whether as claimant, defendant or otherwise, and there are no Proceedings pending or threatened against any Target Group Company and there are no circumstances which may reasonably be expected to result in any Proceedings involving any Target Group Company. No Target Group Company is in Default of any Governmental Order. There is no unfulfilled or unsatisfied Governmental Order against any Target Group Company.

Section 6.17 Contracts.

(a) The Disclosure Schedule contains a complete and accurate list of all Contracts to which any Target Group Company is bound that (A) involve payments in excess of RMB500,000, (B) relates to the voting and any other rights or obligations of a shareholder of any Target Group Company, (C) relates to the merger, consolidation, reorganization or any similar transaction with respect to any Target Group Company, (D) relate to any liquidation or dissolution of any Target Group Company, or (E) relates to the acquisition, issuance or transfer of any securities of any Target Group Company (the “Material Contracts”, and each a “Material Contract”).

(b) There are no Contracts of any Target Group Company containing covenants that in any way purport to restrict the business activity of any Target Group Company, or limit in any respect the freedom of any Target Group Company to engage in any line of business that it is currently engaged in, to compete in any respect with any entity or to obligate in any respect any Target Group Company to share, license or develop any product or technology.

(c) With respect to each Contract to which a Target Group Company is a party as of Closing: (i) the Contract is a valid and binding obligation on each of the parties thereto, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization or similar Laws relating to creditors’ rights generally and by equitable principles; (ii) there is no breach, non-performance or Default (with or without notice, lapse of time or both) of the terms thereof on the part of any of the parties thereto which has not been cured; (iii) no party to such Contract has exercised any termination rights with respect or has given notice of any dispute with respect thereto; and (iv) no rescission, avoidance, termination or similar event in relation to such Contract has occurred and no fact or circumstance has arisen which may reasonably be expected to give rise to any cause or ground for such rescission, avoidance, termination or similar event.

Section 6.18 Interested Party Transactions. No Seller or other officer or director of a Target Group Company or any Affiliate of such person (each an “Interested Party” and collectively, “Interested Parties”) has any agreement (whether oral or written), understanding, proposed transaction with, or is indebted to, any Target Group Company, nor is any Target Group Company indebted (or committed) to make loans or extend or guarantee credit) to any Interested Party (other than for accrued salaries, reimbursable expenses or other standard employee benefits payable in the ordinary course of business). No Interested Party has any direct or indirect ownership interest in any person with which a Target Group Company is affiliated or with which a Target Group Company has a business relationship, or any person that competes with a Target Group Company. No Interested Party has had, either directly or indirectly, any interest in: (a) any person which purchases from or sells, licenses or furnishes to a Target Group Company any goods, property, intellectual or other property rights or services; or (b) any Contract to which a Target Group Company is a party or by which it may be bound or affected.

Section 6.19 Ethical Practices.

(a) Each Target Group Company warrants and represents that it has not taken and will not take any action that would constitute a violation, or implicate the Buyer in a violation, of any Anti-Corruption Law.

(b) No Government Official is associated with, or owns an interest, whether direct or indirect, in any Target Group Company, or has any legal or beneficial interest in the Transaction contemplated hereunder, or any payments to be made by the Buyer to the Sellers in connection with the Transaction.

(c) Neither the Target Group Companies nor any of their principals, owners, officers, directors, agents nor other persons associated with, or acting on behalf of, the Target Group Companies is subject to any U.S. Economic Sanction and does not and will not make any sales to or engage in business activities with or for the benefit of, and will not use any amounts payable under the proposed agreement/relationship for the purposes of financing the activities of, any persons and countries that are subject to U.S. Economic Sanctions, including any “Specially Designated Nationals and Blocked Persons” as prescribed thereunder.

(d) The operations of the Target Group have been conducted at all times in compliance with all Money Laundering Laws. No proceeding by or before any government authority involving any Target Group Company with respect to the Money Laundering Laws is pending or is threatened.

Section 6.20 Minute Books. The minute books of each Target Group Company which have been made available to the Buyer contain a complete summary of all meetings and actions taken by directors and shareholders or owners of such Target Group Company, since the time of formation of such Target Group Company, and reflect all transactions referred to in such minutes accurately.

Section 6.21 Financial Advisor/Broker Fees. There is no investment bank or other financial advisor or finder or broker that has been retained by, or is authorized to act, directly or indirectly, on behalf, of any Target Group Company or any Affiliates of any Target Group Company, who may be paid or owed any brokerage, placement, finder or other fees or commissions relating to the transactions contemplated under this Agreement or any other Transaction Document.

Section 6.22 Obligations of Management. Each of the Key Employees is currently working on a full-time basis for the Target Group. None of the Key Employees is planning to work on less than a full time basis at the Target Group in the future. None of the Key Employees, directly or indirectly, owns, manages, is engaged in, operates, controls, works for, consults with, renders services for, does business with, maintains any interest in (proprietary, financial or otherwise) or participates in the ownership, management, operation, or control of, any business, whether in corporate, proprietorship or partnership form or otherwise, that is related to the Business or otherwise competes with any Target Group Company.

Section 6.23 Reorganization.

(a) As of the Closing Date, all steps and actions necessary to effect and carry out the Reorganization will have been duly completed in accordance with Section 8.1 and Section 8.2 or as otherwise expressly agreed among the Parties and in compliance with applicable Laws and Governmental Orders, and all necessary Permits will have been duly obtained.

(b) All expenses, costs, Liabilities and Taxes that are directly attributable to the consummation of the steps of the Reorganization or otherwise arising therefrom, including, without limitation, costs with regards to any assignment or transfer of assets or equity interest, fees payable to any financial or other advisors and fees payable to any Governmental Authority in connection with the Reorganization, will have been duly paid or fully funded by the Sellers as of the Closing Date.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES RELATING TO THE BUYER

The Buyer represents and warrants to the Sellers that each of the following statements is true, accurate and not misleading as of the date hereof and will be true, accurate and not misleading as of the Closing Date (except for those representations or warranties that are expressly stated as of a different point in time):

Section 7.1 Organization and Good Standing. The Buyer is an exempt company duly established, validly existing and in good standing under the laws of the Cayman Islands.

Section 7.2 Power and Authority; Binding Effect. The Buyer has the requisite capacity and authority under its Constitutional Documents and applicable Law to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated herein in accordance with this Agreement. The execution and delivery of this Agreement by the Buyer, performance by the Buyer of its respective obligations under this Agreement and the consummation of the transactions contemplated herein have each been duly authorized by the Buyer’s requite corporate actions. Upon due execution by the Parties, this Agreement constitutes a valid, binding and enforceable legal obligation of the Buyer, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization or similar Laws relating to creditors’ rights generally and by equitable principles.

Section 7.3 No Violation; Third Party Consents and Approvals.

(a) Neither the execution and delivery of this Agreement by the Buyer nor the performance of its respective obligations under this Agreement will violate or breach, or otherwise constitute or give rise to (with the giving of notice or passage of time or both) a Default under (i) any applicable Law or Governmental Order, (ii) the Constitutional Documents of the Buyer, or (iii) any Contract, commitment, or other obligation to which the Buyer is a party or by which the Buyer or its assets are bound.

(b) No approval, authorization, consent, license, Permit, order or waiver by, exemption from, notice to, or registration or filing with, any Governmental Authority or any other third party is required to be obtained or made by or with respect to the Buyer in connection with the execution, delivery or performance by the Buyer of this Agreement or the consummation of the transactions contemplated herein.

ARTICLE VIII

COVENANTS

Section 8.1 Reorganization Period. The Sellers shall, and shall cause each of the Target Group Companies to, as soon as possible and no later than the end of one (1) month after the due execution this Agreement, or other commencement time as the Sellers and the Buyer mutually agree in writing (the “Reorganization Period”), duly complete all of the steps of the Reorganization in accordance with Section 8.2.

Section 8.2 Reorganization. Within the Reorganization Period:

(a) each Seller shall duly establish a Seller SPV;

(b) the Sellers shall, through their respective SPV to jointly establish the BVIco and maintain the valid existence and good standing of each of the Seller SPVs and the BVIco in their respective jurisdictions;

(c) the Seller shall cause the BVIco not to, and ensure that it will not, own any business or assets whatsoever other than provided in this Agreement or other Transaction Documents; and

(d) the Sellers shall provide the Buyer with timely updates of the establishment, management and operations of each of the Seller SPVs and the BVIco, and consult amicably with the Buyer in relation to the foregoing requirements and conditions, so as to ensure transparency on the process of the Reorganization.

Section 8.3 Disclosure Schedule. The Sellers and the Company shall jointly deliver to the Buyer (i) a Disclosure Schedule within two (2) weeks after the date hereof, and (ii) a bring-down Disclosure Schedule no earlier than three (3) calendar days prior to the Closing Date, both of which shall set forth the information required in, and qualify as exceptions to, the representations and warranties set forth in Article VI.

Section 8.4 Guaranty by the Founder. The Founder hereby covenants and guarantees unconditionally and irrevocably that it will cause each of the Buyers (including Jiuding) to perform all of the obligations under the Transaction Documents.

Section 8.5 Internal Control. Each Target Group Company shall, and the Sellers shall procure each Target Group Company to, use its reasonable best efforts to implement and maintain a system of internal controls meeting the requirements of the Securities and Exchange Commission and the Sarbanes-Oxley Act of 2002, as amended, as soon as reasonably practicable following the date hereof. Each Target Group Company shall keep the Buyer informed of its efforts to implement such procedures and provide the Buyer with the results of any assessments as to the effectiveness of such controls.

Section 8.6 Confidentiality.

(a) The Parties shall treat as strictly confidential the existence and terms of the Transaction Documents and all information received or obtained as a result of entering into or performing this Agreement or other Transaction Documents or the transactions contemplated hereby and thereby (“Confidential Information”).

(b) The Parties must not disclose any Confidential Information to any third party without the prior written consent of the other Parties, except for disclosures:

(i) to its professional advisors for the purposes of consummating the Transaction contemplated herein, subject to the condition that such advisors are informed of the confidential nature of the Confidential Information and agree to abide by the same confidentiality obligations as the disclosing Party;

(ii) in compliance of its reporting or disclosure obligations, or those of its shareholders’, under applicable Law or the rules of any applicable securities and stock exchange;

(iii) to competent Governmental Authorities in jurisdictions which a Party is connected with;

(iv) to allow the defense or exercise of any right of any Party hereto.

Section 8.7 Filings, Authorizations and Consents.

(a) The Sellers shall, and the Sellers shall cause the Target Group and each Circular 75 Security Holder (if any) to, as promptly as practicable, make all requisite filings, applications and registration, and obtain requisite approvals, authorizations and consents, in connection with the matters and transactions (including the Reorganization) contemplated by this Agreement or the other Transaction Documents, including promptly making all filings with all relevant Governmental Authorities under applicable Law, promptly providing all information requested or required in connection therewith, and promptly responding to all inquiries, and cooperate with each other in connection therewith. The Sellers shall, and shall cause the Target Group, and each Circular 75 Security Holder (if any) to, furnish to the Buyer all such information and assistance as may reasonably be required in connection with all such foregoing filings, application and registrations.

(b) The Sellers and the Company shall cause each Circular 75 Security Holder (if any) to timely and fully comply with all requirements of PRC Governmental Authorities with respect to the transactions contemplated under this Agreement or the other Transaction Documents (including all reporting obligations imposed by, and all consents, approvals and permits required by SAFE under the SAFE Rules and Regulations, and by other Governmental Authorities in connection therewith), as applicable.

Section 8.8 Press Release and Publicity No Party shall issue any press release or make any public announcement relating to the subject matter or any content of this Agreement without the prior written approval of the other Parties; provided, however, each Party and/or its Affiliates may make any public disclosure it believes in good faith is required by applicable Law or any stock exchange, in which case the disclosing Party shall make disclosures only to such extent as legally required based on its assessment in good faith.

Section 8.9 Access to Business Records. From the date hereof to the Closing Date, the Sellers shall, and shall cause each of the Target Group Companies to:

(a) promptly provide any duly authorized Representatives and advisors of the Buyer free and full access to all of the premises, assets, debts, accounts, books and records of each Target Group Company and shall permit such Representatives and advisors of the Buyer to make abstracts from, or take copies of, such accounts, books, records or other documentation and the opportunity to discuss the business, management, operations and financial status of the Target Group Companies with the respective employees, auditors and other advisors of the Target Group Companies; and

(b) cause the Representatives and advisors of the Sellers and the Target Group Companies to fully cooperate with, and promptly furnish any information requested in advance by, the Buyer and its duly authorized Representatives and advisors in connection with such investigation and examination.

Section 8.10 Conduct of Business. From the date hereof to the Closing Date, the Sellers shall cause each of the Target Group Companies to:

(a) maintain, in good faith, the existing relationships with the suppliers, customers, employees, creditors, banks and any other persons having business dealings with any Target Group Company;

(b) keep available the services of the Key Employees, other executive officers and consultants of the Target Group Companies;

(c) maintain its fixed assets in the same conditions as their respective conditions as of the date hereof (except for normal wear and tear during the ordinary course of business), including, without limitation, (i) all equipment, fixtures and fittings used by the Target Group Companies in the Business, (ii) all office equipment, fixtures and fittings in the offices of the Target Group Companies, and (iii) any and all vehicles owned or rented by the Target Group Companies;

(d) maintain at all times the appropriate Approvals and Filings and Permits required to conduct the Business and any other businesses it conducted at any given time, and shall not permit any Target Group Company to conduct any business for which it does not have the appropriate Approvals and Filings or Permits.

(e) not (i) amend its respective Constitutional Documents other than amendments required pursuant to this Agreement; (ii) split, combine or reclassify its outstanding share capital; or (iii) repurchase, redeem or otherwise acquire any shares of its share capital or any securities convertible into or exchangeable or exercisable for any shares of its share capital;

(f) not declare or pay any dividends on or make other distributions in respect of any of its respective share capital;

(g) with respect to any present or former, director, officer or employee of the Target Group Companies, not (i) enter into any employment or severance agreements or arrangements (except as may be required by the terms of any employment agreements existing on the date hereof or by applicable Law), (ii) increase compensation or benefits (except for increases in salary or hourly wage rates, in the ordinary course of business consistent with past practice), (iii) loan or advance any money or other property, or (iv) establish, adopt, enter into, amend or terminate any Employee Benefit Plan or any plan, agreement, program, policy, fund or other arrangement that would be an Employee Benefit Plan if it were in existence as of the date of this Agreement;

(h) not issue, sell, or dispose of any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its share capital, other than any issuance, sale or disposal, solely between the Company and the Buyer;

(i) not incur any Indebtedness other than in the ordinary course of business;

(j) not make any commitments for or make capital expenditures in excess of RMB1,000,000 in the aggregate;

(k) not sell, assign, lease, license, allow to expire or lapse, encumber or otherwise dispose of any material property, other than pursuant to the relevant Transaction Documents;

(l) not cancel or compromise any debt or claim in excess of US$50,000 in the aggregate or waive or release any right;

(m) not assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or make any loan, advance or capital contribution to or investment in any person other than in the ordinary course of business;

(n) not change its accounting practices, except as required by PRC GAAP;

(o) not settle or compromise any litigation, or release, dismiss or otherwise dispose of any claim or arbitration;

(p) operate in compliance with all applicable Laws;

(q) keep all account, books and records (including, among other things, all invoices that are validly issued and acceptable to PRC Governmental Authorities for claims of tax deductions or Tax filings) in connection with the Target Group Companies and/or the conduct of the Business of the Target Group Companies in compliance with applicable Laws and in a manner consistent with the historical practice in the ordinary course of business of the Target Group Companies; and

(r) except as otherwise provided in (a) to (q), conduct the Business in the ordinary course consistent with its usual practice immediately before the execution of this Agreement.

Section 8.11 Continuing Disclosure. From the date hereof to the Closing Date, the Sellers shall, as soon as practicable, fully and accurately disclose to the Buyer any event, circumstance or matter that would reasonably be expected to (i) cause a Material Adverse Effect on any of the Target Group Companies’ assets, business, operations or financial condition, or (ii) otherwise constitute a breach of, or be inconsistent with, any of the representations or warranties made by the Sellers or any Target Group Company in Article V and Article VI.

Section 8.12 Taxes, Fees and Expenses.

(a) Each of the Sellers agrees to make all filings and registrations with Governmental Authorities required by applicable law or regulation to be made by such Seller or any Affiliate or beneficial owner of such Seller in connection with the transactions contemplated by this Agreement or the other Transaction Documents.

(b) Each of the Sellers and the Company acknowledges, covenants and agrees that the Buyer shall have no obligation to pay or withhold from such Seller, the Company or any Affiliate or beneficial owner of such Seller or the Company, any tax of any nature that is required by applicable Law to be paid by such Seller, the Company or any Affiliate or beneficial owner of such Seller or the Company, arising out of the transactions contemplated by this Agreement or the other Transaction Documents.

(c) Each of the Sellers and the Company acknowledges, covenants and agrees to pay any Tax of any nature that is required by applicable Law to be paid by such Seller or the Company arising out of the transactions contemplated by this Agreement or the other Transaction Documents.

(d) Except as otherwise provided hereunder or agreed expressly among the Parties, each Party shall be solely responsible for all Taxes accruing to such Party arising from this Agreement or the other Transaction Documents, under all applicable Law.

(e) The Parties agree that any compensation, consideration or other funds provided by the Buyer to the Sellers hereunder are for the sole benefit of the Sellers and shall not be transferred or assigned to any other person without the Buyer’s prior written consent. The Sellers are not entitled to make any payments to any person on behalf of the Buyer.

(f) Notwithstanding anything in this Agreement to the contrary, the Sellers and the Company will cooperate as and to the extent reasonably requested by another such Party, in connection with the filing of any Tax Returns and in any threatened or actual proceeding with respect to Tax. Such cooperation shall include the retention and (upon request) the provision of records.

(g) Except as otherwise expressly provided hereunder, whether or not Closing occurs, the Parties shall be responsible for all of their respective costs and expenses incurred in connection with this Agreement and the Transaction, including any fees and expenses of brokers, finders, counsel, advisors, experts or other agents, in each case, incidental to or in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement or the other Transaction Documents (whether payable prior to, at or after the Closing Date).

Section 8.13 Exclusivity. In consideration of the substantive amount of time and resources required by the matters contemplated herein, the Sellers (concurrently acting on behalf of themselves and all of their Affiliates) shall not meet, negotiate, discuss or enter into any contract, arrangement, memo or proposal, with any third party with respect to the transactions contemplated by this Agreement or the other Transaction Documents or any other related matters before the Long Stop Date.

Section 8.14 Financial Capacity. Each of the Sellers (excluding Jiuding), jointly and severally, acknowledges, agrees and covenants to the Buyer that all funds necessary for such Seller to fulfill its obligations under this Agreement and the other Transaction Documents shall be available to such Seller for so long as such obligations shall remain in effect in accordance with the terms of this Agreement. The Buyer confirms, agrees and covenants to each of the Sellers that all of the funds necessary for the Buyer to perform its obligations under this Agreement and any other Transaction Documents will be available to the Buyer during the term of such obligation, and the Buyer will pay any and all purchase price pursuant to the terms of this Agreement and any other Transaction Documents.

Section 8.15 Grant of Options. Each of the Sellers (excluding Jiuding), jointly and severally, acknowledges, agrees and covenants to the Buyer with respect to the vested options under the option pool constituting 5% of the total issued and outstanding shares of the Company by two Sellers holding such 5% shares:

(a) The purchase price corresponding to such 5% shares shall be used to pay to the employees in the option pool that have been granted or will be granted options;

(b) Provide a detailed share incentive plan (including names of employees and number of incentive shares) to the Buyer prior to September 30, 2014;

(c) Provide a complete payment record to the Buyer prior to November 30, 2014, showing that employees in the 5% option pool have received their corresponding purchase price.

ARTICLE IX

ADDITIONAL AGREEMENTS

Section 9.1 Call Options.

(a) The Sellers (Sellers under this Article IX shall not include Jiuding and Chengdu Everassion Equity Investment Fund Center (LP)) shall have the right and option to require the Buyer to purchase from each Seller SPV (Seller SPV under this Article IX shall not include GOLDEN TRIDENT INVESTMENT LIMITED), in whole and not or in part, by delivering an irrevocable notice (“Exercise Notice”) signed by all the shareholders then holding shares of the Company (other than the Buyer) to the Buyer within ninety (90) calendar days following the Financial Statements Date in each year of 2015, 2016 and 2017, as applicable (each an “Exercise Period”), the Buyer shall have the obligation to purchase the Put Shares held by each Seller SPV as set forth in the Exercise Notice and pursuant to the terms and conditions hereunder; provided, however, that the Exercise Notice will be delivered only once in each year of 2015, 2016 and 2017:

(i) 28% of the number of Put Shares held by each Seller SPV in 2015 (“Option I”);

(ii) 11% of the number of Put Shares held by each Seller SPV in 2016 (“Option II”); and

(iii) the remaining Put Shares held by each Seller SPV in 2017 (“Option III”, together with Option I and Option II, the “Call Options”) plus the number of Put Shares subject to Option I and Option II (for so long as neither Option I nor Option II has been exercised).

(b) The Buyer shall have the discretion to exercise all of its Call Options in 2017, but in no event shall the Call Options be exercised on or after April 30, 2017.

(c) The closing of the transaction pursuant to each exercise of the Call Option(s) shall be conditioned upon the closing of the purchase of the same percentage of equity interest in the Company by TNET from the Sellers in accordance with the Onshore SPA and each of the conditions set forth in Section 4.1 and Section 4.2 of this Agreement having been met or waived by the Buyer as of the closing date of each exercise of the Call Option.

(d) The purchase price of the Ordinary Shares subject to the Call Options shall be calculated pursuant to the applicable formula set forth in EXHIBIT I attached hereto and subject to the terms and conditions hereof.

(e) The purchase price may be paid in cash or by VNET Shares based on Fair Market Value of such VNET Shares, or by the combination of both, which shall be determined:

(i) by the Sellers jointly upon the Sellers’ exercise of Option I in 2015; provided, however, that in no event shall the number of VNET Shares paid to the Sellers, in the aggregate, exceed 10% of the total issued and outstanding VNET Shares as of the date on which the Exercise Notice is delivered in 2015;

(ii) by the Purchaser upon the Sellers’ exercise of Option II in 2016 or Option III in 2017; or

(iii) by the Purchaser upon the Sellers’ exercise of all Call Options in 2017.

Section 9.2 Transfer Restrictions.

(a) Without the prior written consent of the Buyer, each Seller agrees that it shall not Transfer any Equity Securities of the Company, and shall procure its Seller SPV not to, Transfer any Equity Securities of the BVIco, or any right, title or interest therein or thereto from the Closing Date till the expiration of the Call Option pursuant to Section 9.1(b).

(b) Any attempt to Transfer any Equity Securities of the BVIco in violation of the terms of this Agreement shall be null and void ab initio and no right, title or interest therein or thereto shall be Transferred to the purported transferee. The BVIco will not give, and will not permit the BVIco’s transfer agent to give, any effect to such attempted Transfer on its records.

(c) Each Seller acknowledges and agrees that from the Closing Date till the expiration of the Call Option pursuant to Section 9.1(b), the Buyer shall have the right to Transfer any Equity Securities it holds in the Company to any third party that is the Buyer’s Affiliates.

Section 9.3 Right of First Refusal.

(a) Each of the Sellers hereby unconditionally and irrevocably grants to the Buyer the right (the “Right of First Refusal”), but not the obligation, to purchase within three (3) years after Closing all or any portion of the Ordinary Shares which become the subject of one or more bona fide offers to purchase all or any portion of such Ordinary Shares (the “Transfer Shares”) which such Seller proposes to accept (a “Selling Shareholder”), at the same price and on the same terms and conditions contained in such bona fide offer (collectively, the “Purchase Offer”), upon the expiration of the Put Option pursuant to Section 9.1(a).

(b) Should any Selling Shareholder propose to accept a Purchase Offer from any person to purchase any Transfer Shares from such Selling Shareholder (other than to an Affiliate of such Selling Shareholder), the Selling Shareholder shall promptly deliver a notice the BVIco and to the Buyer not later than sixty (60) calendar days prior to the consummation of the transaction contemplated by the Purchase Offer. The notice shall state the terms and conditions of such Purchase Offer including, without limitation, the number of the Transfer Shares proposed to be sold or transferred, the nature of such sale or transfer, the consideration to be paid, and the name and address of each prospective purchaser or transferee. To exercise its Right of First Refusal, the Buyer must deliver a notice of exercise to the Selling Shareholder within fifteen (15) days after the delivery of the notice by the Selling Shareholder, stating the number of Transfer Shares that it elects to purchase.

(c) The closing of the transactions pursuant to the exercise of the Right of First Refusal shall be on a date not more than ten (10) business days after the delivery of the notice by the Buyer or upon such other date as the Buyer and the Selling Shareholder may agree.

Section 9.4 Board Composition.

(a) The board of the BVIco (the “Board”) shall, form and after Closing, consist of seven (7) directors. The Buyer shall have the right to designate four (4) directors to the Board, which shall include the chairman of the Board designated by the Buyer.

(b) Each of the Sellers agrees that, if at any time it is then entitled to vote for the election of directors to the Board, it shall vote all of its Ordinary Shares that are entitled to vote or execute proxies or written consents, as the case may be, and take all other necessary action in order to ensure that the composition of the Board is as set forth in this Section 9.4.

Section 9.5 Listing. The Parties shall use its commercially reasonable efforts to cause the shares of the BVIco or of any other Target Group Company to be listed on a recognized stock exchange within sixty (60) months after Closing.

Section 9.6 Information Rights. From and after Closing, the Company shall deliver to the Buyer:

(a) as soon as available after the end of each month (but in no event later than 15 days after the end of each month), copies of management accounts;

(b) as soon as available after the end of each fiscal quarter (but in no event later than 15 days after the end of each fiscal quarter), copies of:

(i) unaudited consolidated balance sheets of the Target Group as at the end of such quarter, and

(ii) unaudited consolidated statements of income, shareholders’ equity and cash flows of the Target Group, for such quarter and for the portion of such fiscal year to date and the prior fiscal year ending with such quarter;

in each case separately prepared in accordance with PRC GAAP and US GAAP applicable to periodic financial statements generally;

(c) as soon as available after the end of each fiscal year of the Company (but in no event later than 90 days after the end of each fiscal year), copies of:

(i) audited consolidated balance sheets of the Group as at the end of such year, and

(ii) audited consolidated statements of income, shareholders’ equity and cash flows of the Group for such year,

in each case, prepared in accordance with US GAAP and accompanied by an opinion thereon of an auditor jointly designated by the Buyer and the Company, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the Persons being reported upon and their results of operations and cash flows and have been prepared in conformity with US GAAP; and

(d) in no event later than 15 days prior to the end of each fiscal year, a comprehensive draft annual budget forecasting the Target Group’s revenues, expenses and cash position on a monthly basis for the upcoming fiscal year for consideration by the Board.

ARTICLE X

INDEMNIFICATION

Section 10.1 Survival and Indemnification Periods.

(a) Each of the representations and warranties set forth in Article V and Article VI and Article VII shall survive Closing;

(b) All covenants and agreements of the Buyer, Sellers and the Company contained in this Agreement will survive until fully performed or fulfilled, unless and to the extent only that non-compliance with such covenants or agreements is waived in writing by the Party or Parties entitled to the benefit of such performance in accordance with this Agreement; and

(c) Sellers’ indemnification obligations as set forth in Section 10.2 and Section 10.3 and the Buyer’s indemnifications obligations as set forth in Section 10.4 shall remain in full force and effect.

The duration by which a representation, warranty, covenant or agreement survives Closing pursuant to this Section 10.1 shall be the “Indemnification Period” with respect to such representation, warranty, covenant or agreement.

Section 10.2 General Indemnification by the Sellers of Buyer Indemnitees. Each of the Sellers hereby agrees to indemnify and hold the Buyer and its Affiliates and Representatives (collectively, the “Buyer Indemnitees”) harmless from and against any and all Losses resulting from or arising in connection with:

(a) any failure of any of the representations or warranties contained in Article V or Article VI to be true, accurate and not misleading; and/or

(b) any breach of any of the covenants, undertakings or agreements hereunder on the part of any Seller.

Jiuding hereby agrees to indemnify and hold the Buyer Indemnitees harmless from any and all Losses resulting from or arising in connection with Section 10.2 (c) and (d) below:

(c) any failure of any of the representations or warranties contained in Article V (excluding Section 5.6 and 5.10) to be true, accurate and not misleading; and/or

(d) any breach of any of the covenants, undertakings or agreements hereunder by Jiuding.

Section 10.3 Specific Indemnification by the Sellers. To the extent that any of the following is attributable to any Seller’s Default, the Sellers (excluding Jiuding), jointly and severally, hereby agree to indemnify and hold each Target Group Company and its Affiliates and Representatives (collectively, the “Target Group Indemnitees”) or each of the Buyer Indemnitees, as applicable, harmless from and against:

(a) any and all Losses or Liabilities (including, but not limited to, any penalties imposed by a Governmental Authority and any demolition expenses and related costs, whether voluntarily incurred or as required by any Governmental Order) resulting from or arising in connection with any failure by any Target Group Company to obtain any Permit required under applicable Law with respect to the Business;

(b) any and all Tax Liabilities incurred by any of the Target Group Indemnitees resulting from or by reference to any income, profits or gains earned, accrued or received on or before the Closing Date, the execution of any Contract or other instrument on or before the Closing Date, or any transaction, loan or funding arrangements, event or matter that occurred on or before the Closing Date, whether alone or in conjunction with other circumstances and whether or not such Tax is chargeable against or attributable to any other person;

(c) any and all Tax Liabilities incurred by any of the Target Group Indemnitees resulting from, attributable to or arising in connection with any failure by any Seller, any Target Group Company, or any Seller’s other Affiliates to duly comply with their Tax reporting, filing or payment obligations under applicable Law, or any asset valuation criteria or requirements under applicable Law in connection with any transaction, or event or matter that occurred or existed on or before the Closing Date, including, but not limited to, the Reorganization and all other transactions contemplated hereby;

(d) any and all Losses or Liabilities incurred by any of the Target Group Indemnitees or the Buyer Indemnitees resulting from or arising in connection with any actual or alleged contravention of or non-compliance with any applicable Law, Governmental Order or the terms and conditions of any Permit by any Seller, any Target Group Company or any Seller’s other Affiliates on or before the Closing Date;

(e) any and all Losses or Liabilities incurred by the Target Group Indemnitees in respect of any Target Group Company’s payment obligations of mandatory social security insurance, unemployment insurance, medical insurance, pension, welfare benefits or public housing fund, salary, statutory compensation or subsidy or any bonus or other incentive compensation owed to or in connection with current or former directors, officers, employees or independent contractors to the extent arising or otherwise relating to the Target Group’s activities prior to Closing.

Section 10.4 General Indemnification by the Buyer of Seller Indemnitees. The Buyers hereby agrees to indemnify and hold each of the Sellers and their respective Affiliates and Representatives (collectively, the “Seller Indemnitees”) harmless from and against any and all Losses resulting from or arising in connection with:

(a) any failure of any of the representations or warranties contained in Article VII to be true, accurate and not misleading ; and/or

(b) any breach of any of the covenants, undertakings or agreements hereunder on the part of the Buyer.

Section 10.5 Indemnification Procedures. Any person seeking indemnification under this Article X (an “Indemnified Party”) for itself or for any Buyer Indemnitee or Target Group Indemnitee, as the case may be, shall, promptly after its awareness of the cause of that indemnification, give the Party or Parties from whom indemnification is being sought (an “Indemnifying Party”) a written notice (a “Claim Notice”) of any event or matter which such Indemnified Party has determined to or could reasonably be expected to give rise to a right of indemnification under this Article X (including a pending or threatened claim or demand asserted by a third party (including any Governmental Authority) against the Indemnified Party or the Company, such claim being a “Third Party Claim”), stating in reasonable detail, to the extent available, the nature of the claim, the facts and circumstances with respect to the subject matter of such claim, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article X except to the extent the Indemnifying Party is prejudiced by such failure. With respect to any recovery or indemnification sought by an Indemnified Party from the Indemnifying Party that does not involve a Third Party Claim, if the Indemnifying Party does not, within thirty (30) days from its receipt of the Claim Notice, deliver a Dispute Notice to the Indemnified Party in accordance with Section 12.3 disputing such claim, the Indemnifying Party shall be deemed to have accepted and agreed with such claim. If the Indemnifying Party has, within thirty (30) days from its receipt of the Claim Notice, delivered a Dispute Notice to the Indemnified Party in accordance with Section 12.3(a), then the Indemnifying Party and the Indemnified Party shall proceed in accordance with Section 12.3.

Section 10.6 Buyer’s Discretion. In the event that the Target Group suffers any Loss that gives rise to or otherwise entitles the Buyer or any Target Group Company to any indemnification by the Sellers hereunder, the Buyer shall have the right to direct the Sellers to either (a) indemnify the applicable Target Group Companies for the entire amount of the Loss suffered by the Target Group or (b) indemnify the Buyer (or, at the Buyer’s discretion, a designee of the Buyer) for the proportion of the Loss that is attributable to the Buyer. The Buyer shall have the right to claim indemnification from the Sellers on behalf of any Target Group Indemnitee. For the avoidance of doubt, in no event shall the indemnification by any Seller hereunder shall affect the Buyer’s percentage of shareholding in the BVIco or the Company as of immediately prior to such indemnification.

ARTICLE XI

TERMINATION

Section 11.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing Date as follows:

(a) by mutual written consent of each Seller and the Buyer;

(b) by either the Sellers (as a group) or the Buyer if Closing shall have not occurred on or before the Long Stop Date or is not capable of being completed by such date; provided, however, that the right to terminate this Agreement under this provision shall not be available to such Party if the material breach by such Party of this Agreement shall have been the principal cause of the failure of Closing to occur on or prior to such date;

(c) by either the Sellers (as a group) or the Buyer if there shall be a Law in effect making illegal the consummation of the transactions contemplated hereby or by the other Transaction Documents, or there shall be a final and non-appealable Governmental Order in effect prohibiting the consummation of the transactions contemplated hereby or by the other Transaction Documents (which, for the avoidance of doubt, shall always include the Reorganization); provided, however, that the right to terminate this Agreement under this provision shall not be available to such Party if the material breach by such Party of this Agreement shall have been the principal cause of such Law or Governmental Order;

(d) by the Buyer if there shall have been (i) a material breach of any of the representations and warranties of any Seller or any Target Group Company set forth in this Agreement or the other Transaction Documents, (ii) a material breach of any of the covenants or agreements on the part of any Seller or any Target Group Company set forth in this Agreement or the other Transaction Documents, or (iii) any information set forth in each Disclosure Schedule delivered to the Buyer pursuant to Section 8.3 that, to the actual knowledge of the Buyer as of the date hereof, constitutes an exception to the representations and warranties of any Target Group Company set forth in this Agreement in excess of RMB500,000 in value; provided, however, the Buyer shall not have the right to terminate this Agreement pursuant to this provision if the Buyer shall have materially breached or failed to perform any of its representations, warranties or covenants set forth in this Agreement or the other Transaction Documents; or

(e) by the Sellers (as a group) if there shall have been (i) a material breach of any of the representations and warranties of the Buyer set forth in this Agreement or the other Transaction Documents, or (ii) a material breach of any of the covenants or agreements on the part of the Buyer set forth in this Agreement or the other Transaction Documents; provided, however, the Sellers shall not have the right to terminate this Agreement pursuant to this provision if any Seller shall have materially breached or failed to perform any of their representations, warranties or covenants set forth in this Agreement or the other Transaction Documents.

Section 11.2 Effect of Termination.

(a) In the event of termination of this Agreement by a Party pursuant to Section 11.1, written notice thereof shall forthwith be given by the terminating Party to the other Parties, and this Agreement shall thereupon terminate and become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the Parties and there shall be no liability on the part of the Sellers or the Buyer; provided, that no such termination shall (i) relieve any Party from liability for fraud or any willful or intentional breach of any provision of this Agreement prior to such termination, or (ii) relieve any Party of its obligations under Section 8.6 (Confidentiality), Section 8.8 (Press Release and Publicity), Section 8.12 (Taxes, Fees and Expenses), this Article XI (Termination) or Article XII (Miscellaneous).

(b) Notwithstanding anything to the contrary in this Agreement and so long as Closing occurs, the Parties hereby agree and acknowledge that the provisions under Article IX (Additional Agreements) shall survive till the effectiveness of the Ultimate Holdco SHA.

ARTICLE XII

MISCELLANEOUS

Section 12.1 Severability. If any provision of this Agreement is determined to be unlawful, invalid or unenforceable in any respect under the Law of any jurisdiction, then such provision shall be deemed to be severed by the Law of such jurisdiction from this Agreement and replaced by a lawful, valid and enforceable provision which carries out, as closely as possible, the intention of the Parties and preserves the economic purpose contemplated by this Agreement and, in such case, each and every other provision of this Agreement shall remain in full force and effect under the Law in that jurisdiction. No such severance shall affect or impair the legality, validity or enforceability under the Law of any other jurisdiction of that or any other provision of this Agreement.

Section 12.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Hong Kong without reference to its conflict of laws rules.

Section 12.3 Dispute Resolution. If any Dispute arises among the Parties in connection, then the Parties shall resolve such Dispute as follows:

(a) Dispute Notice. One Party may at any time deliver to each other Party a written dispute notice describing briefly the matters to be resolved following the dispute resolution mechanism set forth in this Section 12.3 (a “Dispute Notice”). The Dispute Notice shall be made in compliance with Section 12.4 and also specify, among other things, the provision or provisions of this Agreement applicable to the subject matter of the Dispute and the facts or circumstances in connection with the subject matter of the Dispute.

(b) Informal Negotiations. The Parties shall, upon the delivery of a Dispute Notice, cause their respective Representatives to meet and seek to resolve the Dispute cordially through informal negotiations.

(c) Dispute Resolution Procedures. If Representatives of the Parties fail to resolve the Dispute within sixty (60) days after the delivery of the Dispute Notice through informal negotiations in accordance with Section 12.3(b), then any Party may submit the Dispute to arbitration in Hong Kong under the auspices of the HKIAC. The arbitral tribunal shall consist of three (3) arbitrators. The Buyer shall appoint one (1) arbitrator, the Sellers shall jointly appoint one (1) arbitrator, and the third arbitrator shall be jointly appointed by the two party-appointed arbitrators. The arbitration proceedings shall be conducted in Chinese and in English and the arbitrators shall be fluent in both Chinese and English. The arbitral tribunal shall apply the UNCITRAL Arbitration Rules as administered by the HKIAC in force at the time of the arbitration. Each party to the arbitration proceedings shall cooperate with each other party in making full disclosure of and providing complete access to all information and documents requested by such other party in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such party. The award of the arbitral tribunal shall be final and binding upon all parties to the arbitration proceedings, and the prevailing party or parties may apply to any court or courts of competent jurisdiction for enforcement of such award over the party against which the award has been rendered, or over the assets of the party against which such award has been rendered, wherever such assets may be located. By agreeing to arbitration, the Parties do not intend to deprive any court of competent jurisdiction of the authority to issue a pre-arbitral injunction to maintain the status quo or prevent irreparable harm, pre-arbitral attachment, or other order in interim or conservatory measure pending arbitration, and any Party shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction pending the constitution of the arbitral tribunal. The Parties agree that they shall, to the greatest practicable extent, continue to perform the terms of this Agreement during the pendency of any dispute resolution process or related judicial or administrative proceeding. Any arbitration hereunder shall be confidential, and the Parties and their agents agree not to disclose to any third party the existence or status of the arbitration and all information made known and documents produced in the arbitration not otherwise in the public domain, and all awards arising from the arbitration, except and to the extent that disclosure is required by applicable Law or is required to protect or pursue a legal right.

Section 12.4 Notices. All notices, requests and other communications under this Agreement shall be in writing and shall be deemed to have been duly given at the time of receipt if delivered by hand or via reputable international express courier (e.g., DHL), charges pre-paid:

If to the Sellers:

Address: No. 4, Liming Lane, Chengdu, Sichuan

Attention: Huang Rui, Xu Lang

If to the Buyer:

Address: PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands

Attention: Han Han

If to the Company:

Address: No. 4, Liming Lane, Chengdu, Sichuan

Attention: Huang Rui, Xu Lang

Any Party may change its notice address above to a different address by giving the other Parties a written notice of such change pursuant to this provision.

Section 12.5 Effectiveness. This Agreement shall come into effect upon being duly executed by an authorized representative of each Party.

Section 12.6 Amendment. This Agreement may be amended, modified or supplemented only by a written mutual agreement executed and delivered by all the Parties. Except as otherwise provided in this Agreement, any failure of any Party to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 12.7 Waiver. Any Party may at any time waive the compliance or performance by the other Party or Parties with any undertakings, covenants, obligations or conditions contained herein that are for the benefits of the Party granting such waiver, but only by written instrument executed by the Party granting such waiver. No such waiver, provided, however, shall be deemed to constitute a waiver of any such undertaking, covenant, obligation or condition in any other circumstance or a waiver of any other undertaking, covenant, obligation or condition. Any failure to exercise or any delay in exercising any of its rights, powers or remedies by a Party pursuant to this Agreement shall not operate as a waiver or variation of that or any other right, power or remedy or such Party.

Section 12.8 Survival. All representations and warranties and covenants of the Parties shall survive Closing.

Section 12.9 Entire Agreement. This Agreement, together with any other agreements and/or instruments made by the Parties in conjunction with this Agreement (including the Onshore SPA made by TNET and each of the Sellers) constitutes the entire agreement between the Parties with respect to the transaction contemplated under this Agreement and supersedes all prior agreements and understandings between the Parties with respect to such subject matter. Specifically, if this Agreement becomes void, terminates or expires, the Onshore Agreement between TNET and each of the Sellers will automatically become void, terminate or expire.

Section 12.10 Successors and Assignment. This Agreement shall be binding upon and inure to the benefit of the successors of the Parties. No assignment of any right or obligation hereunder by any Party is permitted without the prior express written consent of each other Party.

Section 12.11 No Third-Party Beneficiaries. Except as otherwise expressly provided in this Agreement, neither this Agreement nor any provisions set forth in this Agreement is intended to, or shall, create any rights in or confer any benefits upon any third party, including any employee of the Company.

Section 12.12 Language. This Agreement shall be executed in both Chinese and English versions, both being equally valid and enforceable. In the event of any discrepancy between these two versions, the Chinese version shall prevail.

Section 12.13 Counterparts. More than one counterpart of this Agreement may be executed by the Parties hereto, and each fully executed counterpart shall be deemed an original rather than a duplicate. Several counterparts of this Agreement may be executed by the Parties respectively, and all counterparts collectively constitute one and the same executed document.

(The remainder of this page is intentionally left blank; execution page to follow.)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized representatives on the date first above written.

BUYER

21VIANET GROUP, INC.

Signature:	/s/ Sheng Chen
Name:	Sheng Chen
Title:	Chairman and Chief Executive Officer

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized representatives on the date first above written.

FOUNDER

Li Jia

By:	/s/ Li Jia

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized representatives on the date first above written.

/s/ Chengdu Guotao Cultural Communication Co., Ltd.

/s/ Chengdu Guotao Network Technology Co., Ltd.

/s/ Chengdu Chuantao Investment (LP)

/s/ Suzhou Tianwei Zhongshan Jiuding Investment Center (LP)

/s/ Xiamen Hongtai Jiuding Equity Partnership (LP)

/s/ Beijing Hanguang Jiuding Investment Center (LP)

/s/ Chengdu Everassion Equity Investment Fund Center (LP)

/s/ Chengdu Zhongtao Investment Partnership (LP)

/s/ Chengdu Hetao Investment Partnership (LP)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized representatives on the date first above written.

COMPANY

/s/ Sichuan Aipu Network Co., Ltd.

SCHEDULE I

SALE SHARES AND PURCHASE PRICE

Seller	Seller SPV	Equity Interest in BVIco	Percentage in BVIco representing Sale Shares	Purchase Price
				(RMB)
Chengdu Guotao Cultural Communication Co., Ltd.	CLOUD UP LIMITED	36.90%	0%	0
Chengdu Guotao Network Technology Co., Ltd.		22.55%	9.45%	111,330,148.74
Chengdu Chuantao Investment Partnership (LP)		15.05%	15.05%	177,303,570.21
Chengdu Everassion Equity Investment Fund Center (LP)		2.50%	2.50%	29,452,420.30
Chengdu Zhongtao Investment Partnership (LP)		2.50%	2.50%	29,452,420.30
Chengdu Hetao Investment Partnership (LP)		2.5%	2.5%	29,452,420.30
Suzhou Tianwei Zhongshan Jiuding Investment Center (LP) Xiamen Hongtai Jiuding Equity Partnership (LP) Beijing Hanguang Jiuding Investment Center (LP)	GOLDEN TRIDENT INVESTMENT LIMITED	18%	18%	212,057,426.17

Note: if any Seller receives purchase price (excluding prepayment) using a US account, the exchange rate shall be based on the average of RMB currency buying/selling rate published by Bank of China (Hong Kong) Co., Ltd. at 12:00 a.m. on its website on the date of payment.

SCHEDULE II

SUBSIDIARIES OF THE COMPANY

Yunnan Aipu Network Technology Co., Ltd.

Chongqing Jianqiao Aipu Network Co., Ltd.

Wuhan New Aipu Network Co., Ltd.

Hunan Aipu Network Co., Ltd.

Guangzhou Aipu Broadband Network Co., Ltd.

Guangxi Ai Jia Pu Network Technology Co., Ltd.

Chengdu Yuntao Investment Co., Ltd.

Sichuan Yuntao Information Co., Ltd.

SCHEDULE III

KEY EMPLOYEES

SCHEDULE IV

LIST OF TARGET GROUP DIRECTORS AND EXECUTIVE OFFICERS TO

RESIGN

Li Shiyong, Li Xiangui, Lian Xu

EXHIBIT I

CALCULATION FORMULA